EXHIBIT 4.4

EXECUTION COPY

*** Portions marked with asterisks within brackets have been omitted pursuant to a request for confidential treatment, and have been filed separately with the Commission in connection with such request.

ASSET PURCHASE AGREEMENT

BY AND AMONG

DESC AUTOMOTRIZ, S.A. DE C.V.,

HAYES WHEELS DE MEXICO, S.A. DE C.V.,

HAYES WHEELS ALUMINIO, S.A. DE C.V.,

INMOBILIARIA EL PUENTE, S.A. DE C.V.,

HAYES WHEELS ACERO, S.A. DE C.V.,

ADMINISTRACION Y CONTROL HAYES, S.A. DE C.V.,

HAYES LEMMERZ INTERNATIONAL, INC.,

HAYES LEMMERZ INTERNATIONAL-MEXICO, INC.,

AND

HAYES LEMMERZ ALUMINIO, S. de R.L. de C.V.

DATED AS OF

January 15, 2004

i

V.	REPRESENTATIONS AND WARRANTIES OF THE HAYES ENTITIES		27

	5.01	Organization; Authority	27
	5.02	No Violation; Consents and Approvals	28
	5.03	Litigation	28
	5.04	Product Liability	28
	5.05	Title to Shares	29
	5.06	Financing	29
	5.07	Brokers	29
	5.08	Environmental Matters.	29

VI.	COVENANTS OF THE PARTIES		29

	6.01	Conduct of the Business	29
	6.02	Access to Information; Confidentiality; Solicitation of Employees	31
	6.03	Commercially Reasonable Efforts	32
	6.04	Cooperation	32
	6.05	Public Announcements	33
	6.06	Access to Books and Records Following the Closing	33
	6.07	Supplemental Disclosure	33

VII.	ADDITIONAL AGREEMENTS		33

	7.01	Tax Matters	33
	7.02	Nissan Recall	34
	7.03	Product Liability	34
	7.04	Resignations; Employee Releases	35
	7.05	Existing Agreements and Indebtedness	36
	7.06	Dismissal of Litigation	36
	7.07	Accounts Payable; Water Extraction	36

VIII.	CONDITIONS TO OBLIGATIONS OF DESC AND THE JV ENTITIES		36

	8.01	Conditions	36

IX.	CONDITIONS TO OBLIGATIONS OF THE HAYES ENTITIES		37

	9.01	Conditions	37

X.	TERMINATION, AMENDMENT AND WAIVER		38

	10.01	Termination	38
	10.02	Procedure and Effect of Termination	38
	10.03	Remedies	38
	10.04	Amendment, Modification and Waiver	38

XI.	FEES AND EXPENSES: SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION		39

	11.01	Fees and Expenses	39

	11.02	Survival of Representations	39
	11.03	Agreement of DESC and the JV Entities to Indemnify	39
	11.04	Agreement of the Hayes Entities to Indemnify	39
	11.05	Limitations on Indemnification	40
	11.06	Conditions of Indemnification	40
	11.07	Exclusive Remedies	42

XII.	MISCELLANEOUS		42

	12.01	Further Assurances	42
	12.02	Notices	42
	12.03	Entire Agreement	43
	12.04	Severability	44
	12.05	Binding Effect; Assignment	44
	12.06	Joint and Several Liability	44
	12.07	Third-Party Beneficiaries	44
	12.08	Counterparts	44
	12.09	Interpretation	44
	12.10	Sections, Schedules, and Exhibits	44
	12.11	Governing Law	44

LIST OF EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Form of Puente Factura
Exhibit B	Form of Aluminio Factura
Exhibit C	Form of Deed
Exhibit D	Form of General Assignment
Exhibit E	Form of DESC Employee Release
Exhibit F	Form of DESC and JV General Release
Exhibit G	Form of Unicorp Consent
Exhibit H	Form of Hayes Employee Release
Exhibit I	Form of Hayes General Release
Exhibit J	Form of Officer’s Certificate of the Hayes Entities
Exhibit K	Form of Officer’s Certificate of DESC and the JV Entities

SCHEDULES

2.01 (b)(i)	Real Property
2.01 (b)(ii)	Motor Vehicle
2.01 (b)(iv)	Transferred Intellectual Property
2.01 (b)(vi)	Assigned Contracts
2.01 (b)(vii)	Assigned Permits
2.05	Mexican VAT Taxes
2.09	Allocation of Purchase Price
2.10 (b)	Special Permits
3.04 (a)	Business Employees
3.04 (b)	Employee Benefit Plans
3.04 (d)	Union Agreements
7.05	Existing Agreements

DESC DISCLOSURE SCHEDULE

4.04	Litigation
4.09 (b)	Other Aluminio Agreements
4.10	Compliance with Laws and Licenses
4.12	Product Liability Claims
4.13	Labor Matters
4.15	Environmental Matters; Environmental Permits
4.16	Taxes

HAYES DISCLOSURE SCHEDULE

5.04	Product Liability Claims

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of January 15, 2004 (this “Agreement”), by and among DESC Automotriz, S.A. de C.V., a corporation organized under the laws of Mexico (“DESC”), Hayes Wheels de Mexico, S.A. de C.V., a corporation organized under the laws of Mexico (the “JV”), Hayes Wheels Aluminio, S.A. de C.V., a corporation organized under the laws of Mexico (“Aluminio”), Inmobiliaria el Puente, S.A. de C.V., a corporation organized under the laws of Mexico (“Puente”), Hayes Wheels Acero, S.A. de C.V., a corporation organized under the laws of Mexico (“Acero”), Administracion y Control Hayes, S.A. de C.V., a corporation organized under the laws of Mexico (“Adyco” and, collectively with the JV, Aluminio, Puente, and Acero, the “JV Entities”), Hayes Lemmerz International, Inc., a Delaware corporation (“Hayes Parent”), Hayes Lemmerz International – Mexico, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Hayes Parent (“Hayes Mexico”), and Hayes Lemmerz Aluminio, S. de R.L. de C.V., a company organized under the laws of Mexico and an indirect wholly owned subsidiary of Hayes Parent (“Buyer” and, collectively with Hayes Parent and Hayes Mexico, the “Hayes Entities”).

W I T N E S S E T H

WHEREAS, DESC (f.k.a. UNIK, S.A. de C.V.) and Hayes Mexico (f.k.a. Hayes Wheels International-Mexico, Inc.) are each parties to that certain Shareholders Agreement, dated as of November 10, 1995 (as amended, the “Shareholders Agreement”), and Hayes Mexico and the JV are each parties to that certain Marketing and Support Services Agreement, dated as of November 10, 1995, and that certain Technology License and Technical Assistance Agreement, dated as of November 10, 1995 (collectively, as amended, the “Marketing and License Agreements”), pursuant to which DESC and Hayes Mexico agreed to jointly form and operate the JV, for the purpose of designing, manufacturing and marketing aluminum and steel wheels for sale in and for export from Mexico; and

WHEREAS, DESC currently owns approximately 59.72% of the total issued and outstanding shares of capital stock of the JV, and Hayes Mexico currently owns approximately 40% of the total issued and outstanding shares of capital stock of the JV; and

WHEREAS, the JV controls, directly or indirectly, Aluminio, Puente, Acero, and Adyco;

WHEREAS, Aluminio currently operates an aluminum wheel manufacturing plant in Chihuahua, Mexico (the “Business”); and

WHEREAS, certain disputes have arisen between DESC and Hayes Parent and certain of their respective Affiliates regarding the operation and funding of the JV, including (i) the proofs of claim, applications for payment of administrative claims and other certain contested matters pending before the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) (Case No. 01-11490 (MFW)); (ii) the adversary proceeding pending before the Bankruptcy Court (Adv. Proc. No. 03-53431 (MFW)); and (iii) the appeal pending before the United States District Court for the District of Delaware (Civil Action No. 03-CV-871 (SLR)) (collectively, the “Litigation”); and

WHEREAS, DESC and Hayes Parent are parties to that certain letter of intent, dated October 22, 2003 (the “Letter of Intent”), which sets forth the principles of agreement of a proposed transaction between DESC and Hayes Parent;

WHEREAS, Hayes Mexico wishes to convey to DESC, and DESC wishes to acquire from Hayes Mexico, all of the shares of capital stock of the JV held by Hayes Mexico; and

WHEREAS, Buyer desires to purchase from DESC and the JV Entities, and DESC and the JV Entities desire to sell to Buyer all of the Assets (as defined below) upon the terms and subject to the conditions hereinafter set forth.

WHEREAS, DESC and the JV Entities, on the one hand, and the Hayes Entities, on the other hand, wish to settle the Litigation and to fully and unconditionally release each other and their respective Affiliates from and against certain claims and causes of action; and

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, agreements, releases and conditions contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

I. DEFINITIONS

1.01 Certain Definitions. As used in this Agreement, the following terms have the following meanings:

“Accounts Receivable” shall have the meaning set forth in Section 2.02(ii).

“Acero” shall have the meaning set forth in the Preamble.

“Adyco” shall have the meaning set forth in the Preamble.

“Affiliate” shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

“Agreement” shall have the meaning set forth in the Preamble.

“Aluminio” shall have the meaning set forth in the Preamble.

“Aluminio Factura” shall have the meaning set forth in Section 2.04(a)(ii).

“Assets” shall have the meaning set forth in Section 2.01.

“Assigned Contracts” shall have the meaning set forth in Section 2.01(b)(vi).

“Assumed Liabilities” shall have the meaning set forth in Section 2.03.

“Assigned Permits” shall have the meaning set forth in Section 2.01(b)(vii).

“Books and Records” shall have the meaning set forth in Section 2.01(b)(viii).

“Business” shall have the meaning set forth in the Recitals.

“Business Day” shall mean any day other than a Saturday, Sunday, or any other day on which banking institutions in Mexico City, Mexico or Detroit, Michigan are authorized or required by applicable law to close.

“Business Employees” shall have the meaning set forth in Section 3.04(a).

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Indemnified Claims” shall have the meaning set forth in Section 11.04(b).

“Buyer Related Instruments” shall have the meaning set forth in Section 5.01.

“CFE Contract” shall have the meaning set forth in Section 2.10(c).

“Claims” shall have the meaning set forth in Section 11.06.

“Closing” shall have the meaning set forth in Section 2.01.

“Closing Date” shall mean the date on or as of which the Closing occurs.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Compensation” shall have the meaning set forth in Section 3.04(c).

“Damages” shall have the meaning set forth in Section 11.03.

“Deed” shall have the meaning set forth in Section 2.04(a)(iii).

“DESC” shall have the meaning set forth in the Preamble.

“DESC and JV Dismissal Documents” shall have the meaning set forth in Section 2.07(e).

“DESC and JV General Release” shall have the meaning set forth in Section 2.07(d).

“DESC Designee” shall have the meaning set forth in Section 7.04.

“DESC Employee Release” shall have the meaning set forth in Section 2.07(c).

“DTA Amount” shall mean an amount equal to [*****], which amount is agreed to equal [*****]% of the DTA Duties.

“DTA Duties” shall mean the derecho de tramite aduanal payable to Mexican governmental authorities under applicable Law in order to withdraw from the Mexican preferential import duty regime the equipment and machinery being transferred to Buyer at Closing pursuant hereunder.

“Disclosure Schedule” shall have the meaning set forth in Section 4.04(a).

“EcoGas Contract” shall have the meaning set forth in Section 2.10(c).

“Employer Substitution Agreement” shall mean the employer substitution agreement to be executed by the Union, the Buyer and Aluminio, dated the Closing Date, with respect to the substitution of employer set forth in Section 3.04(a).

“Employer Substitution Instruments” shall mean: (i) the employer substitution letter (three copies of which are to be delivered by Buyer on the Closing Date to all non-union (confianza) Business Employees, and two copies of which are to be signed by each such Business Employee with one such copy to be returned to each of Buyer and Aluminio); (ii) the notice to Senator Doroteo Zapata delivered by Buyer; (iii) the letter of notice delivered by Buyer to the general secretary of the Union; and (iv) the Employer Substitution Agreement, in each case with respect to the substitution of employer set forth in Section 3.04(a).

“Environmental Claim” shall mean any claim, counterclaim, demand, cause of action, notice of violation, order, or right to contribution or indemnification or other remedy made, asserted or prosecuted by or on behalf of any third party, including, without limitation, any governmental authority or employee, arising out of or related to Environmental Laws.

“Environmental Laws” shall have the meaning set forth in Section 4.15(a)(i).

“Environmental Liabilities” shall mean all costs, damages, fines and penalties, monitoring, investigation and response activities, remediation activities, compliance costs, including settlement payments, fees of counsel, technical experts, consultants and contractors, incurred, imposed or required pursuant to or in response to any Environmental Laws or Environmental Claim, or incurred in order to achieve and maintain compliance with any Environmental Law.

“Environmental Permits” shall have the meaning set forth in Section 4.15(c).

“Excluded Assets” shall have the meaning set forth in Section 2.02.

“Former Employee” shall have the meaning set forth in Section 3.04(b).

“General Assignment” shall have the meaning set forth in Section 2.04(b).

“Hayes Designee” shall have the meaning set forth in Section 7.04.

“Hayes Disclosure Schedule” shall have the meaning set forth in Section 5.04.

“Hayes Dismissal Documents” shall have the meaning set forth in Section 2.08(f).

“Hayes Employee Release” shall have the meaning set forth in Section 2.08(d).

“Hayes Entities” shall have the meaning set forth in the Preamble.

“Hayes General Release” shall have the meaning set forth in Section 2.08(e).

“Hayes JV Shares” shall have the meaning set forth in Section 5.05.

“Hayes Mexico” shall have the meaning set forth in the Preamble.

“Hayes Parent” shall have the meaning set forth in the Preamble.

“Hazardous Materials” shall have the meaning set forth in Section 4.15(a)(ii).

“Initial Payment” shall have the meaning set forth in Section 2.05.

“Instruments of Assignment” shall have the meaning set forth in Section 2.04(b).

“Intellectual Property” shall mean all intellectual property rights in and to (i) trademarks, trade dress and service marks and applications for registration thereof, trade names, logos and slogans and the goodwill associated with any of the foregoing; (ii) patents and patent applications and inventions (whether or not patentable); (iii) registered and unregistered copyrights, writings and other works of authorship; (iv) trade secrets, know-how and confidential information; and (v) software.

“IRS” shall mean the United States Internal Revenue Service.

“JV” shall have the meaning set forth in the Preamble.

“JV Entities” shall have the meaning set forth in the Preamble.

“Law” shall mean any applicable U.S., Mexican, or other foreign, federal, state or local law, act, statute, ordinance, regulation, rule, code, order, writ, judgment, decree, or other requirement or rule of law.

“Letter of Intent” shall have the meaning set forth in the Recitals.

“Liabilities” shall mean any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or undeterminable, including those arising under any Law and those arising under any contract, agreement, commitment or undertaking or otherwise.

“License Agreement” shall mean the License Agreement entered into simultaneously herewith and dated as of the date hereof between Hayes Parent and DESC.

“Lien” shall mean any mortgage, pledge, hypothecation, security interest, encumbrance, transfer restriction, claim, lease or charge of any kind.

“Litigation” shall have the meaning set forth in the Recitals.

“Marketing and License Agreements” shall have the meaning set forth in the Recitals.

“Mexican Laws” shall mean the Laws of Mexico, including the Laws of any state, municipality, subdivision or instrumentality thereof.

“Mexican ISAI Taxes” shall mean the Impuesto sobre Adquisicion de Inmuebles imposed under Mexican Laws.

“Mexican Registration Expenses” shall mean all registration and similar expenses arising in Mexico in connection with the transfer of the Real Property to Buyer pursuant hereunder.

“Mexican Pesos” shall mean the lawful currency of Mexico.

“Mexican Tax Statutes” shall have the meaning set forth in Section 2.09.

“Mexican VAT Taxes” shall mean the amount set forth on Schedule 2.05.

“Mexico” shall mean the United Mexican States, including all states, instrumentalities and subdivisions thereof.

“New Mexican Environmental Law” shall have the meaning set forth in Section 4.15(a)(iii).

“Nissan Recall” shall have the meaning set forth in Section 7.02.

“Nissan Recall Liability” shall have the meaning set forth in Section 7.02.

“Permitted Liens” shall mean the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies not yet due and payable; (b) Liens of carriers, warehousemen, mechanics, materialmen and other like Liens imposed by Law and arising in the ordinary course of business, in each case for amounts not yet due; (c) Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other types of social security; (d) minor defects of title, easements, rights-of-way, restrictions and other similar charges and encumbrances not interfering with the continued use and operation of the Assets to which they relate in the ordinary conduct of the Business; and (e) Liens incurred for the benefit of any of the Hayes Entities.

“PEMEX Contract” shall have the meaning set forth in Section 2.10(c).

“Person” shall mean an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or a government or any department or agency thereof.

“PITEX VAT Taxes” shall mean the Mexican value-added Taxes resulting from the termination of the PITEX benefits program to which a portion of the Assets were subject prior to the Closing (it being understood that the PITEX VAT Taxes are not included in the Mexican VAT Taxes).

“Plan” shall have the meaning set forth in Section 3.04(b).

“Product Liability Damages” shall have the meaning set forth in Section 7.03(a).

“Puente” shall have the meaning set forth in the Preamble.

“Puente Factura” shall have the meaning set forth in Section 2.04(a)(i).

“Puente Lease” shall have the meaning set forth in Section 2.10(d).

“Purchase Price” shall have the meaning set forth in Section 2.05.

“Real Property” shall mean the interests set forth under the heading, “Real Property”, on Schedule 2.01(b)(i), together with all easements, air and mineral rights thereto, which shall be transferred to Buyer in the manner specified therein, and the use of appurtenant easements, strips and rights-of-way abutting, adjacent or contiguous thereto.

“Release” shall have the meaning set forth in Section 4.15(a)(iv).

“Relevant Taxes” shall have the meaning set forth in Section 4.16(g).

“Relevant Tax Return” shall have the meaning set forth in Section 4.16(h).

“Retained Liabilities” shall have the meaning set forth in Section 2.03.

“Seller Indemnified Claims” shall have the meaning set forth in Section 11.03(c).

“Seller Related Instruments” shall have the meaning set forth in Section 4.01.

“Shareholders Agreement” shall have the meaning set forth in the Recitals.

“Special Permits” shall have the meaning set forth in Section 2.10(b).

“Supplemental Compensation Amount” shall mean an amount equal to US$30,752.61, which amount is agreed to equal forty percent (40%) of the sum of (i) all vacation pay, holiday pay and sick pay that is accrued by the Business Employees but unpaid as of the Closing Date, plus (ii) the portion of the Christmas bonus that is to be payable to the Business Employees for the year ending December 31, 2004 and is accrued but unpaid by such Business Employee as of the Closing Date.

“Tax or Taxes” shall have the meaning set forth in Section 4.16(f).

“Transaction Documents” shall have the meaning set forth in Section 12.03.

“Transferred Intellectual Property” shall have the meaning set forth in Section 2.01(b)(iv).

“Transition Services Agreement” shall mean the Transition Services Agreement entered into simultaneously herewith and dated the date hereof by and among DESC Corporativo, S.A. de C.V., DESC (solely as guarantor), and the Hayes Entities.

“Union” shall mean the Sindicato Unico de Trabajadores de Hayes Wheels Aluminio, C.T.M.

“Union Agreements” shall have the meaning set forth in Section 3.04(d).

“US$”, and “U.S. Dollars” shall mean the lawful currency of the United States of America.

“Water Deeds” shall mean the: (i) public deed duly executed by Aluminio transferring from Aluminio to Buyer the rights relating to water extraction by the Business, (ii) public deed duly executed by Aluminio transferring from Aluminio to Buyer the rights relating to water discharge by the Business, and (iii) public deed duly executed by Aluminio relating to the water extraction rights of a certain third party.

II. TRANSFER OF ASSETS AND LIABILITIES

2.01 Assets to be Sold. Upon the terms and subject to the conditions of this Agreement, at the closing provided for in Section 2.06 (the “Closing”), (a) Puente shall, and DESC and the JV Entities shall cause Puente to, sell, convey, assign, transfer and deliver to Buyer all of the right, title and interest of Puente in the Real Property, and (b) DESC and the JV Entities shall sell, convey, assign, transfer and deliver to Buyer all of the right, title and interest of DESC and the JV Entities in and to all of the assets, properties, licenses and agreements of every kind, character and description, whether tangible, intangible, real, personal or mixed, and wheresoever located, other than the Excluded Assets, that are used in the conduct of the Business as presently conducted as of the date hereof (collectively, and together with the Real Property, the “Assets”), in each case free and clear of all Liens other than Permitted Liens, including without limitation, all of the following:

(i) All buildings, improvements, plants, and facilities located on the Real Property;

(ii) All tangible personal property, including all furniture, fixtures, computer equipment, furnishings, tools, molds, machinery, spare parts, and equipment owned by DESC or any of the JV Entities and currently used in the Business, including without limitation, the motor vehicle set forth on Schedule 2.01(b)(ii), as well as all manufacturers’ warranties associated with such items (to the extent such warranties are assignable by their terms);

(iii) All inventory (including warehoused, shipped and unbilled and consigned inventories, inventories located at the real property leased by Puente and adjacent to the Real Property, and inventories covered by purchase orders), work-in-process, components, finished goods, parts, scrap, containers, packaging materials, supplies, raw materials, and other similar items owned by DESC or any of the JV Entities and currently used in the Business, as well as all manufacturers’ warranties associated with such items (to the extent such warranties are assignable by their terms);

(iv) All of the Intellectual Property identified on Schedule 2.01(b)(iv) (the “Transferred Intellectual Property”);

(v) Subject to Section 3.04(e), all the assets relating to the Plan to be transferred to Buyer pursuant to such Section 3.04(e);

(vi) Subject to Section 2.10, all rights under the contracts, licenses, agreements, and leases that are identified on Schedule 2.01(b)(vi) (the “Assigned Contracts”);

(vii) Subject to Section 2.10, all franchises, licenses, permits, certificates, approvals and other authorizations of any governmental authority (including, the rights to well water usage and discharge relating to the Real Property) that are identified on Schedule 2.01(b)(vii) (the “Assigned Permits”);

(viii) All readily available books, records, and other documents (whether on paper, computer diskette, tape or other storage media) (“Books and Records”) owned by DESC or any of the JV Entities and relating primarily to the Assets, the Assumed Liabilities or the operation of the Business, including but not limited to, property records, import records and pediments, production records, engineering records, engineering drawings, environmental compliance records, purchase and sale records, marketing, advertising, and promotional materials, personnel and payroll records, customer lists, customer records, accounting records, fixed asset lists, supplier lists, parts lists, manuals, technical and repair data, correspondence, files and any similar items, and all Books and Records relating to Business Employees, and to the purchase of materials by, and supplies and services for, the Business;

(ix) All credits, security deposits, refunds, rebates, prepaid items, and advance payments relating to the Assets;

(x) All stationery, forms, labels, shipping materials, brochures, art work, photographs, advertising materials and any similar items currently used in the operation of the Business;

(xi) All telephone numbers, including any toll-free telephone numbers and lines, currently used in the operation of the Business; and

(xii) All claims, causes of action and rights to the extent relating to any other Asset or any Assumed Liability, including without limitation, all guarantees, warranties, indemnities and similar rights in favor of any of DESC or the JV Entities in respect of any such other Asset or any such Assumed Liability (in each case, to the extent such guarantees, warranties, indemnities and similar rights are transferable by their terms).

2.02 Excluded Assets. Notwithstanding anything to the contrary herein, the Assets do not include the following (the “Excluded Assets”):

(i) the right, title and interest of DESC and the JV Entities in and to cash on hand and short-term instruments as of the Closing Date;

(ii) the right, title and interest of DESC and the JV Entities in and to accounts receivable arising out of the operation of the Business in the ordinary course prior to the Closing Date (the “Accounts Receivable”);

(iii) the minute books, stock ledgers, and tax records of Aluminio;

(iv) all rights of DESC or any of the JV Entities under this Agreement and the Seller Related Instruments;

(v) except as otherwise provided in the Transition Services Agreement, any rights of the Business to receive from DESC and the JV Entities any corporate overhead and shared services, including treasury, legal, tax, human resources, risk management, finance and group purchasing plans (and including the software used by DESC and the JV Entities to provide these services);

(vi) except for the Transferred Intellectual Property, any Intellectual Property used or held for use in the conduct and operation of the Business, including without limitation, any software owned by or licensed to Aluminio (and any tangible embodiments of such Intellectual Property);

(vii) except for the Assigned Contracts, any contracts, licenses, agreements, and leases to which DESC or any of the JV Entities is a party;

(viii) except for the Assigned Permits, all franchises, licenses, permits, certificates, approvals and other authorizations of any governmental authority issued or granted to DESC or any of the JV Entities;

(ix) the real property leased by Puente and adjacent to the Real Property being transferred to Buyer; and

(x) all claims, causes of action and rights of DESC or any of the JV Entities against any third party to the extent relating to any Liability of any of DESC or the JV Entities, other than the Assumed Liabilities.

2.03 Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, (a) the Hayes Entities will assume, and from and after the Closing will be obligated to pay, perform and discharge when due, all, and DESC and the JV Entities will not retain or have any responsibility for any, Assumed Liabilities, and (b) DESC and the JV Entities will retain, and will be fully responsible for paying, performing and discharging when due, all, and the Hayes Entities will not assume or have any responsibility for any, Liabilities in respect of the Assets or the Business or incurred by DESC or any of the JV Entities, other than the Assumed Liabilities (the “Retained Liabilities”). For purposes of this Agreement, “Assumed Liabilities” shall mean:

(i) subject to Section 2.10, all Liabilities of DESC and the JV Entities under all Assigned Contracts to the extent arising out of or relating to the conduct of the Business following the Closing; provided, however, that, for the avoidance of doubt, neither Buyer nor any other Hayes Entity shall assume or be responsible for any Liabilities arising from or relating to any breach or claimed breach by DESC or any of the JV Entities of any of the Assigned Contracts occurring prior to the Closing Date;

(ii) subject to Section 3.04, all Liabilities under or in connection with the Plan and all Liabilities arising in connection with the employment or termination of, and provision of employee benefits to, any Business Employee, including without limitation, all Liabilities arising under Mexican Laws relating to the transfer of the Business Employees to Buyer in connection herewith;

(iii) all Environmental Liabilities arising out of or related to the Assets or the Business, including but not limited to all Environmental Liabilities of DESC and the JV Entities arising out of, or related to, the Assets or the Business under any Environmental Law (including without limitation and for the avoidance of doubt, the New Mexican Environmental Law);

(iv) all liabilities and obligations assumed by Buyer pursuant to Section 7.03(a); and

(v) all other liabilities and obligations of the Hayes Entities under this Agreement and the Buyer Related Instruments.

2.04 Transfer of Assets and Assumed Liabilities. The sale, conveyance, assignment, transfer and delivery of the Assets and Assumed Liabilities pursuant to the terms hereof shall be effected by:

(a) delivery by DESC and the JV Entities to Buyer or its designees of:

(i) a factura duly executed by Puente (the “Puente Factura”), substantially in the form of Exhibit A and satisfactory to the Hayes Entities in their reasonable discretion;

(ii) a factura duly executed by Aluminio (the “Aluminio Factura”), substantially in the form of Exhibit B and satisfactory to the Hayes Entities in their reasonable discretion;

(iii) a public deed with respect to the Real Property, executed by a Mexican notary public to be appointed by Buyer, substantially in the form of Exhibit C and in recordable form (the “Deed”), which Deed will reflect the portion of the applicable Taxes and expenses arising pursuant to the allocation of the Purchase Price set forth in Schedule 2.09;

(iv) the Water Deeds; and

(b) execution by DESC, the JV Entities and the Hayes Entities of an assignment and assumption agreement, substantially in the form of Exhibit D (the “General Assignment” and, together with the Puente Factura, the Aluminio Factura, the Deed, the Water Deeds, and the General Assignment, the “Instruments of Assignment”).

2.05 Consideration. Upon the terms and subject to the conditions of this Agreement, in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery of the Assets, Buyer shall deliver or cause to be delivered to DESC (or to a Person designated by DESC in writing to Buyer) aggregate cash consideration of [*****] (the “Purchase Price”), payable in three installments, with the first installment in the amount of [*****] (the “Initial Payment”) to be paid on the Closing Date (it being understood that a portion of such first installment shall be payable to DESC or certain of the JV Entities pursuant to the Deed), the second installment in the amount of [*****] to be paid [*****] calendar days after the Closing Date, and the third installment in the amount of [*****] to be paid [*****] calendar days after the Closing Date, in each case to be delivered by wire transfer of immediately available funds to an account or accounts designated in writing by DESC at least two Business Days prior to the date such payment becomes due and payable. Together with each installment payable pursuant to this Section 2.05, Buyer shall deliver or cause to be delivered to DESC an amount equal to the Mexican VAT Taxes to be owed, whether by any of DESC or the JV Entities or by Buyer or any of the other Hayes Entities, in respect of the payment of such installment amount and the transfer of the Assets to Buyer in connection therewith, as set forth on Schedule 2.05. The Purchase Price shall not be increased or decreased to reflect the amount of any capital contributions made directly or indirectly by Hayes Parent or DESC to the JV at or prior to the Closing Date. Buyer shall be responsible for, and shall pay to the appropriate Mexican notary or Mexican governmental authorities, all Mexican ISAI Taxes and Mexican Registration Expenses incurred in respect of all payments of the Purchase Price and the transfer of the Assets to Buyer in connection therewith, whether owed by Buyer or any of the Hayes Entities. DESC shall pay, or cause to be paid, to the appropriate Mexican governmental authorities the (i) DTA Duties and (ii) the PITEX VAT Taxes, provided that, Buyer shall, and Hayes Parent shall cause Buyer to, pay to DESC and the JV Entities at Closing the DTA Amount pursuant to Section 2.08(a).

2.06 Closing. Subject to the terms and conditions of this Agreement, the Closing of the transactions contemplated by this Agreement shall take place at the offices of Cleary, Gottlieb, Steen & Hamilton at One Liberty Plaza in New York City, on January 15, 2004 (and substantially simultaneously therewith, certain transactions shall be effected in Chihuahua, Mexico), or at such other location and on such other date as the parties may mutually agree.

2.07 Deliveries by DESC and the JV Entities. At the Closing, DESC and the JV Entities shall, and DESC shall cause the JV Entities to, deliver or cause to be delivered to the Hayes Entities (unless delivered previously) the following:

(a) the Instruments of Assignment, duly executed by DESC and/or the appropriate JV Entities;

(b) the officer’s certificates referred to in Section 9.01(c);

(c) a release, substantially in the form of Exhibit E, duly executed by DESC and each of the JV Entities with respect to each Hayes Designee (as defined below) and former Hayes Designee (the “DESC Employee Release”);

(d) a release, substantially in the form of Exhibit F, duly executed by DESC and each of the JV Entities, with respect to each of the Hayes Entities and its respective Affiliates (the “DESC and JV General Release”);

(e) all documents, certificates and other filings, in form and substance reasonably satisfactory to the Hayes Entities, necessary to effect the dismissal with prejudice of the Litigation and the termination of any other litigation, arbitration, or other proceedings by and among DESC and the JV Entities or any of their respective Affiliates, on the one hand, and any of the Hayes Entities or any of their respective Affiliates, on the other hand (the “DESC and JV Dismissal Documents”);

(f) a certificate executed by Unicorp, S.A. de C.V. substantially in the form of Exhibit G;

(g) the Books and Records;

(h) a facsimile copy of a list of the Mexican Tax returns evidencing payment of the PITEX VAT Taxes;

(i) a facsimile copy of a list of the Mexican Tax returns evidencing payment of the DTA Duties;

(j) the License Agreement, duly executed by DESC;

(k) the Transition Services Agreement, duly executed by DESC Corporativo, S.A. de C.V. and, solely as guarantor, DESC; and

(l) a cash payment in the amount of [*****], in consideration of the transfer to DESC of the Hayes JV Shares (as defined below).

Immediately after the Closing, DESC and the JV Entities shall, and DESC shall cause the JV Entities to, deliver or cause to be delivered to the Hayes Entities a facsimile copy of the Employer Substitution Agreement, duly executed by Aluminio.

2.08 Deliveries by the Hayes Entities. At the Closing, the Hayes Entities shall, and Hayes Parent shall cause the other Hayes Entities to, deliver or cause to be delivered to DESC and the JV Entities (unless delivered previously) the following:

(a) an amount equal to the sum of (i) the Initial Payment, (ii) the Mexican VAT Taxes payable in respect of such Initial Payment pursuant to Section 2.05, (iii) the Supplemental Compensation Amount, and (iv) the DTA Amount, by wire transfer of immediately available funds in United States Dollars, to a bank account designated by DESC not less than two Business Days prior to the Closing Date;

(b) the officer’s certificates referred to in Section 8.01(c) ;

(c) a release, substantially in the form of Exhibit H, duly executed by each of the Hayes Entities with respect to each DESC Designee and former DESC Designee (the “Hayes Employee Release”);

(d) a release, substantially in the form of Exhibit I, duly executed by each of the Hayes Entities, with respect to DESC and each of the JV Entities and their respective Affiliates (the “Hayes General Release”);

(e) all documents, certificates and other filings, in form and substance reasonably satisfactory to DESC and the JV Entities, necessary to effect the dismissal with prejudice of the Litigation and the termination of any other litigation, arbitration, or other proceedings by and among DESC and the JV Entities or any of their respective Affiliates, on the one hand, and any of the Hayes Entities or any of their respective Affiliates, on the other hand (the “Hayes Dismissal Documents”);

(f) a certificate or certificates representing all of the Hayes JV Shares (as defined below), duly endorsed and otherwise in proper form for transfer, free and clear of all Liens;

(g) letters of resignation executed by each of the Hayes Designees effective on the Closing Date pursuant to Section 7.04;

(h) a facsimile copy of the Employer Substitution Agreement, duly executed by Buyer;

(i) the Transition Services Agreement, duly executed by the Hayes Entities; and

(j) the License Agreement, duly executed by Hayes Parent.

Immediately after the Closing, the Hayes Entities shall, and Hayes Parent shall cause the other Hayes Entities to, deliver or cause to be delivered to DESC and the JV Entities, facsimile copies of the Employer Substitution Instruments, duly executed by Buyer.

2.09 Allocation of Purchase Price. The parties hereto agree to allocate the Purchase Price and the Assumed Liabilities among the Assets in the manner set forth on Schedule 2.09, which allocation complies with the Mexican Laws relating to income taxes and value-added taxes (the “Mexican Tax Statutes”) and Section 1060 of the Code. DESC and the JV Entities, on the one hand, and the Hayes Entities, on the other hand, hereby agree that such allocation shall be conclusive and binding on each of them for purposes of federal and, where applicable, state and local tax returns and that they will not voluntarily take any position inconsistent therewith. DESC and the JV Entities, on the one hand, and the Hayes Entities, on the other hand, hereby agree to prepare and timely file all tax returns applicable pursuant to the Mexican Tax Statutes and the Code and other governmental authority forms, to cooperate with each other in the preparation of such forms, and to furnish each other with a copy of such forms prepared in draft, within a reasonable period prior to the filing due date thereof.

2.10 Contracts and Permits.

(a) Before, at and after the Closing, DESC and the JV Entities shall use their commercially reasonable efforts to obtain, as soon as commercially practicable, all consents and waivers that are required to transfer to Buyer all of the rights and obligations under each Assigned Contract and Assigned Permit. In the event that, notwithstanding the commercially reasonable efforts of DESC and the JV Entities, a required consent, waiver or approval with respect to the assignment or transfer of an Assigned Contract or Assigned Permit is not obtained prior to the Closing Date, then, following the Closing Date, DESC, the JV Entities, and the Hayes Entities shall use their commercially reasonable efforts to obtain each and every such consent, and to cooperate in any lawful arrangement to provide that Buyer will receive all benefits and be responsible for all Liabilities under each such Assigned Contract or Assigned Permit until all necessary consents, waivers and/or approvals are obtained and the full assignment or transfer thereof is effected. To the extent that any Assigned Contract or Assigned Permit included among the Assets is not capable of being assigned or transferred to Buyer at the Closing without the consent, waiver or approval of any other party thereto, the issuer thereof, or any other Person, and such consent, waiver or approval has not been obtained, or if such assignment or transfer, or attempted assignment or transfer, would constitute a breach thereof, or a violation of any applicable Law, this Agreement shall not constitute an assignment or transfer thereof, or an attempted assignment or transfer, unless such consent, waiver or approval is obtained.

(b) With respect to the permits set forth on Schedule 2.10(b) (the “Special Permits”), DESC and the JV Entities shall use their commercially reasonable efforts to maintain in force such Special Permits during the period from the Closing Date through July 15, 2004, including without limitation, making all necessary filings with appropriate governmental authorities and to take all other actions reasonably necessary in connection therewith, provided that,

(i) the Hayes Entities shall indemnify, defend, and hold harmless DESC and the JV Entities from and against any costs, expenses, losses, damages or other Liabilities, including without limitation, any fees paid to legal counsel or governmental authorities, incurred by DESC or any of the JV Entities in connection with the performance of their obligations pursuant to this Section 2.10(b), and

(ii) DESC and the JV Entities shall have no obligation pursuant to this Section 2.10(b) with respect to any particular Special Permit in the event that DESC determines in its reasonable discretion that either (A) continued maintenance of such Special Permit would reasonably likely have a material adverse effect on the business of DESC, any JV Entity or any subsidiary thereof, or (B) the Business is not being operated in compliance with the terms of such Special Permit (provided that, DESC has given written notice to Buyer of the reasons why it believes the Business is not being operated in compliance with the terms of such Assigned Permit, and a reasonable period of time (not to exceed seven (7) calendar days following delivery of such notice) for Buyer to correct its compliance with the terms of such Special Permit to the reasonable satisfaction of DESC).

(c) For the benefit of the Hayes Entities, Aluminio will, and DESC will cause Aluminio to, maintain in force: (i) for the period from the Closing Date through December 31, 2004, (A) the contract between Aluminio and Petroleos Mexicanos pursuant to which Petroleos Mexicanos supplies natural gas to the Business as of the date hereof (the “PEMEX Contract”), and (B) the contract between Aluminio and Distribuidotra de Gas Natural de Chihuahua, S. de R.L. de C.V., pursuant to which Distribuidora de Gas Natural de Chihuahua, S. de R.L. de C.V. supplies the pipeline through which natural gas is supplied to the Business as of the date hereof (the “EcoGas Contract”), and (ii) for the period from the Closing Date through July 31, 2004, the contract between Aluminio and Comisión Federal de Electricidad pursuant to which the Comisión Federal de Electricidad supplies electricity to the Business as of the date hereof (the “CFE Contract”). DESC will invoice Buyer for the amounts charged to DESC or any of the JV Entities pursuant to such PEMEX Contract, EcoGas Contract and CFE Contract for the period during which such contracts are maintained in force by Aluminio for the benefit of Buyer pursuant to the preceding sentence, and all other costs and expenses incurred by DESC or any of the JV Entities in connection therewith, any such invoice to be accompanied by copies of the corresponding invoices received from the relevant supplier. Promptly, but no later than seven (7) calendar days, following receipt of such invoice, Buyer shall, and Hayes Parent shall cause, Buyer to pay DESC the total amount set forth in such invoice. Any of Buyer or any Affiliate thereof shall have the option to enter into a new contract with PEMEX, EcoGas or CFE with respect to the Business upon reasonable prior written notice to DESC, it being understood that, starting on the effective date of any such new contract, (i) neither DESC nor Aluminio shall have any further obligation pursuant to the first sentence of this Section 2.10(c) with respect to the PEMEX Contract, EcoGas Contract, or CFE Contract, as the case may be, in place of which Buyer or any Affiliate thereof shall have entered into a new contract, and (ii) subject to the last sentence of this Section 2.10(c), none of the Hayes Entities shall have any further obligation under such applicable PEMEX Contract, EcoGas Contract, or CFE Contract, as the case may be, in place of which Buyer or any Affiliate thereof shall have entered into a new contract. The Hayes Entities shall indemnify, defend and hold harmless DESC and the JV Entities from and against any costs, expenses, losses, damages or other Liabilities incurred by DESC or any of the JV Entities in connection with the performance of their obligations set forth in this Section 2.10(c).

(d) DESC and the JV Entities shall use their commercially reasonable efforts to maintain in force the lease agreement between Puente and Metal Eutectic, S.A. de C.V., with respect to the real property owned by Puente and adjacent to the Real Property (the “Puente Lease”) for the period from the Closing Date until the expiration of the current term of such Puente Lease pursuant to the terms thereof, provided that, at any time, (i) Puente may amend or otherwise modify the terms of the Puente Lease in accordance therewith, (ii) Puente may elect to terminate the Puente Lease in the event of a material breach or default by the lessee pursuant to the Puente Lease, (iii) Puente may elect to assign the Puente Lease provided the assignee agrees to assume the obligations of DESC and the JV Entities set forth in this Section 2.10(d), and (iv) Puente may elect to sell or otherwise transfer to the lessee or any Affiliate thereof all or part of Puente’s title and interest in the real property subject to the Puente Lease.

2.11 Simultaneous Transactions. Except as otherwise set forth herein, the transactions contemplated by this Agreement are intended by the parties hereto to be consummated substantially simultaneously and all such transactions shall be deemed to have been consummated simultaneously, provided that, the transfer of the Assets to Buyer shall take place prior to the transfer of the JV Shares to DESC and the JV Entities, in each case pursuant to the terms set forth hereunder.

III. RELATED MATTERS

3.01 Support Services. Except as otherwise set forth in the Transition Services Agreement, all services currently provided to the Business by DESC and the JV Entities shall terminate as of the Closing Date.

3.02 Mail Received After Closing . On and after the Closing, Buyer may not open, and shall forward to DESC, any mail addressed to DESC or the JV Entities delivered to any of the facilities operated by Buyer. DESC agrees to deliver, or to cause to be delivered, promptly to Buyer all such mail which is forwarded by Buyer to, and received by, DESC pursuant to the preceding sentence and which DESC determines in its discretion to relate primarily to the Assets or the Assumed Liabilities.

3.03 Use of Names . As promptly as practicable following activation by the Hayes Entities of their own “EDI codes” and completion by the Hayes Entities of system arrangements with certain original equipment manufacturers in connection with the Business after the Closing, but no more than sixty (60) calendar days calendar days following the termination of the Transition Services Agreement pursuant to the terms thereof, the JV Entities shall, and DESC shall cause the JV Entities to amend their respective organizational documents and, if required by applicable Law, to file such amendment with the appropriate governmental authorities, changing the name of each such JV Entity to a name bearing no resemblance to “Hayes Wheels” or “Hayes Lemmerz” or “Lemmerz” or “Hayes”. No later than sixty (60) calendar days calendar days following the termination of the Transition Services Agreement, DESC and the JV Entities shall deliver to the Hayes Entities duplicate executed originals of such amendments in the form filed with the appropriate governmental authorities. After the Closing, DESC and the JV Entities shall not use or permit any of their respective Affiliates to use the name “Hayes Wheels” or “Hayes Lemmerz” or “Lemmerz” or “Hayes” or any variant or derivative thereof; provided, however, that the JV Entities shall be permitted to use such names for a reasonable transition period following the Closing Date, which transition period shall in no event exceed sixty (60) calendar days calendar days following the termination of the Transition Services Agreement pursuant to the terms thereof.

3.04 Employees, Benefit Plans, Etc.

(a) Employees. On the Closing Date, Buyer shall be substituted for, and shall assume and discharge the obligations of, Aluminio as employer of the employees of the Business set forth on Schedule 3.04(a), which Schedule sets forth the name, salary and other material compensation, benefits and all other material terms of employment with respect to each employee listed thereon. All such employees shall be hereinafter referred to as the “Business Employees.” DESC and the JV Entities agree in this regard to cooperate with Buyer by permitting Buyer throughout the period from the date hereof to the Closing Date (i) to meet with the Business Employees at such times and upon such reasonable conditions as shall be approved by a representative of DESC and the JV Entities and (ii) to distribute (at Buyer’s expense, if any) to such Business Employees, after review and approval by a representative of DESC and the JV Entities, forms and other documents setting forth the terms and conditions upon which employment by Buyer shall be continued and otherwise relating to employment after the Closing Date.

(b) Employee Benefit Plan. Except as otherwise provided below, Buyer shall, and Hayes Parent shall cause Buyer to, (i) assume sponsorship of the employee benefit plan a copy of which is attached hereto as Schedule 3.04(b) (the “Plan”), and (ii) cause the Plan to be continued by Buyer for the benefit of all eligible Business Employees until terminated or amended following the Closing Date in accordance with the terms of such Plan and applicable Law, provided that, DESC and the JV Entities shall remain liable for all benefit obligations pertaining to Former Employees. Beginning on the Closing Date, the Hayes Entities shall assume all responsibility, and Buyer shall (and Hayes Parent shall cause Buyer), to pay or cause to be paid when due to any eligible Business Employee, all amounts due such eligible Business Employee under the Plan, including without limitation, any compensation, pension, retention, severance (whether statutory or contractual), hospital, medical, post-termination medical, retiree medical, disability, death, life insurance or other pension or welfare benefits (including without limitation, any retiree benefits), and whether accruing before or after the Closing Date. Buyer, DESC and the JV Entities shall each make all reasonable efforts to provide information and assistance to one another as reasonably required to satisfy any reporting, disclosure or filing obligations with respect to the Plan. Buyer, DESC and the JV Entities shall each use their respective commercially reasonable efforts to provide information and assistance to one another as reasonably required to satisfy any reporting, disclosure or filing obligations with respect to the Plan. For the purposes of this Agreement, “Former Employee” shall mean an individual who has ceased to be employed by DESC or the JV Entities or to otherwise provide services with respect to the Business prior to the Closing Date.

(c) Wages. Buyer shall, and Hayes Parent shall cause Buyer to, pay when due to each Business Employee the amount of all wages, bonuses, commissions and other compensation (including without limitation, vacation pay, holiday pay, sick pay, vacation bonus, profit-sharing (gratificación) bonus, savings bonus and Christmas bonus) (collectively, “Compensation”) due in respect of all periods from and after the Closing Date. Upon receipt by DESC from the Hayes Entities of, in the reasonable discretion of DESC, adequate evidence that Buyer has paid, or caused to be paid, to the Business Employees the profit-sharing (gratificación) bonus payable to such Business Employees with respect to the operations of the Business in the year ending December 31, 2003, then, promptly thereafter, DESC shall pay, or shall cause to be paid to, Buyer an amount equal to sixty percent (60%) of the amount paid to such Business Employees by Buyer in respect of such profit-sharing (gratificación) bonus.

(d) Union Contracts. Buyer shall, and Hayes Parent shall cause Buyer to, assume the collective bargaining agreements and other arrangements with organized labor covering unionized Business Employees set forth on Schedule 3.04(d) (the “Union Agreements”). Buyer and the other Hayes Entities shall be responsible for all obligations arising thereunder from and after the Closing Date. On the Closing Date, Buyer shall endeavor to, and Hayes Parent shall endeavor to cause Buyer to, terminate such Union Agreements and enter into a new collective bargaining agreement with the unionized Business Employees; provided that, in the event Buyer does not do so on the Closing Date, then Buyer shall, and Hayes Parent shall cause Buyer to, do so no later than January 26, 2004, and on or prior to January 30, 2004, Hayes Parent and Buyer shall certify in writing to DESC that Buyer has satisfied its obligations set forth in this sentence.

(e) Transfer of Plan Assets. On the Closing Date or as soon as reasonably practicable thereafter following notice from the Hayes Entities, DESC shall, and shall cause the JV Entities to, (i) transfer cash and/or securities having an aggregate market value equal to 3,500,000 Mexican Pesos to a trust or other appropriate funding vehicle created by Buyer for the sole purpose of satisfying obligations arising under the Plan with respect to Business Employees, (ii) make any filings and submissions to the appropriate governmental agencies arising in connection with such transfer of assets, and (iii) make all necessary amendments to such Plan and related agreements to provide for such transfer of assets, provided that, none of DESC or any of the JV Entities shall have any obligation to transfer assets pursuant to this sentence unless DESC is satisfied in its reasonable discretion, based on the advice of legal counsel, that the trust or other funding vehicle created by Buyer for receipt of such assets complies with applicable Law such that neither DESC nor any JV Entity nor any Affiliate thereof will suffer any adverse Tax consequences as a result of transferring assets to such trust or other appropriate funding vehicle pursuant to this Section 3.04(e).

(f) Personal Savings Plan. Promptly after the Closing, Aluminio shall, and DESC shall cause Aluminio to, transfer to the name of Buyer the account currently held by Aluminio as custodian for the funds placed by Business Employees in such account as part of such Business Employees’ personal savings plan (fondo de ahorro).

(g) Cooperation. Notwithstanding anything to the contrary contained in this Section 3.04, each of the parties hereto agrees to cooperate with the others in the defense and resolution of any employment or labor claim or any claim otherwise related to any Business Employee or Former Employee. In addition, DESC and each of the JV Entities agree to cooperate with Buyer and conduct all filings that may be necessary in order to formalize the employment substitution of the Business Employees.

IV. REPRESENTATIONS AND WARRANTIES OF DESC AND THE JV ENTITIES

DESC and each of the JV Entities hereby represents and warrants to the Hayes Entities as follows:

4.01 Organization; Authority. Each of DESC and the JV Entities is an entity validly existing under the laws of the jurisdiction of its organization or formation, and has all requisite corporate power and authority to enter into this Agreement and any instruments and agreements contemplated herein required to be executed and delivered by each of them pursuant to this Agreement (including, as applicable, the Instruments of Assignment, the License Agreement, the Transition Services Agreement, the DESC Employee Release, the DESC and JV General Release, the Employer Substitution Agreement, and the DESC and JV Dismissal Documents, which are referred to collectively herein as the “Seller Related Instruments”) and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Seller Related Instruments and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of DESC and each of the JV Entities. This Agreement has been, and each of the Seller Related Instruments will be, duly executed and delivered by DESC and each of the JV Entities to the extent a party thereto and constitutes or will constitute a valid and binding obligation of DESC and each of the JV Entities to the extent a party thereto, enforceable against DESC and each of the JV Entities in accordance with its terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting creditors’ rights generally (provided that none of DESC or any of the JV Entities has any reason to believe that the transactions to be effected at Closing could be voided as a fraudulent transfer under applicable Law) and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

4.02 No Violation; Consents and Approvals.

(a) The execution and delivery of this Agreement and the Seller Related Instruments does not, and the consummation of the transactions contemplated hereby or thereby and compliance with the terms hereof or thereof will not, conflict with, or result in any violation of or default under, (a) any provision of the charter or by-laws or comparable organizational documents of DESC or any of the JV Entities, (b) any Law applicable to DESC or any of the JV Entities, or the Assets or the Business, or (c) any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which DESC or any of the JV Entities is a party or by which DESC or any of the JV Entities may be subject and which relate to the Business or to which any of the Assets may be subject (including without limitation, the credit agreement, dated as of December 19, 2003, by and among DESC and certain lenders party thereto, the Revolving Loan and Letter of Credit Agreement, dated December 19, 2003, by and among DESC and certain lenders party thereto, and the Crédito Simple, dated December 23, 2003, by and among DESC and certain lenders party thereto), except for such conflicts, violations or defaults as to which requisite waivers or consents have been obtained or which would not materially impair the ability of DESC or any of the JV Entities to consummate the transactions contemplated hereby.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental entity, authority or instrumentality, domestic or foreign, or any third party is required to be obtained or made by or with respect to DESC or any of the JV Entities in connection with the execution and delivery of this Agreement or the Seller Related Instruments or the consummation by DESC or any of the JV Entities of the transactions contemplated hereby or thereby, other than (i) compliance with, and filings under, Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) if any, and (ii) consents or approvals the failure of which to obtain would not materially impair the ability of DESC or any of the JV Entities to consummate the transactions contemplated hereby.

4.03 Title to Assets.

(a) (i) Puente has, or on the Closing Date will have, good and valid title to the Real Property, and (ii) Aluminio has, or on the Closing Date will have, good and valid title to, or a valid leasehold interest in, all of the Assets other than the Real Property, in each case free and clear of all Liens other than Permitted Liens.

(b) Neither DESC nor any of the JV Entities is in material violation of any applicable zoning ordinance or other Law relating to the permitted uses of the Real Property, and neither DESC nor any of the JV Entities has received written notice of any such violation thereunder, provided that, neither DESC nor any of the JV Entities makes any representation or warranty in this Section 4.03(b) with respect to any Environmental Laws or compliance therewith by DESC or any of the JV Entities (it being understood that all representations and warranties made herein by DESC or any of the JV Entities with respect to environmental matters are set forth in Section 4.15). Neither DESC nor any of the JV Entities has received written notice of the existence of any condemnation proceeding with respect to any of the Real Property, or has knowledge of improvements made or contemplated to be made by any public or private authority, the costs of which are to be assessed as special Taxes or charges against any of the Real Property, and there are no present assessments.

(c) The Seller Related Instruments, when duly executed and delivered by DESC and the JV Entities (to the extent a party thereto) to the Hayes Entities, will vest in Buyer good and valid title and, in the case of the Real Property, marketable title to all of the Assets.

4.04 Litigation. Except as set forth in Section 4.04 of the disclosure schedule being delivered by DESC and the JV Entities to the Hayes Entities concurrently herewith (the “Disclosure Schedule”), and except for the Litigation, there is no claim, action, suit or proceeding pending of which DESC or any of the JV Entities has received written notice by or before any governmental or regulatory authority, or by or on behalf of any third party, which challenges the validity of this Agreement or relates to the Business, the Assets or the Assumed Liabilities.

4.05 Assets . Other than the Excluded Assets, the Assets constitute all of the assets, properties, licenses and agreements that are used or held for use in the conduct of the Business as presently conducted as of the date hereof. Since December 16, 2003, neither DESC nor any of the JV Entities have taken any action with respect to the Assets or the Business (including without limitation, any sale or other disposition of any of the inventory constituting part of the Assets) that is not consistent with past practice and not in the ordinary course of operating a business of the nature, condition, and location of the Business (other than any actions taken in preparation for the transfer of the Assets to Buyer pursuant to this Agreement, including without limitation, any actions taken in preparation for the services to be rendered by DESC Corporativo, S.A. de C.V., pursuant to the Transition Services Agreement). Notwithstanding any other provision herein to the contrary, other than the representations and warranties set forth in Section 4.15, DESC and the JV Entities make no representation or warranty whatsoever with respect to the quality or condition of any of the Assets referred to in Sections 2.01(b)(i) through 2.01(b)(iii), which shall be transferred to Buyer on an “as is”, “where is” basis.

4.06 Patents, Trademarks, Trade Names, Etc.

(a) Other than any Excluded Assets, the Transferred Intellectual Property constitutes all Intellectual Property owned or licensed by DESC and the JV Entities that is used or held for use in the conduct of the Business as presently conducted. Other than the Transferred Intellectual Property and any Intellectual Property that may be involved in the provision of the services to be provided to the Hayes Entities pursuant to the Transition Services Agreement, DESC and the JV Entities have no reason to believe that any other Intellectual Property is reasonably necessary to operate the Business as currently operated.

(b) DESC and each of the JV Entities has the right to use the Transferred Intellectual Property in the conduct of the Business as currently conducted, and no claims have been asserted in the past three (3) years of which DESC or any JV Entity has been given written notice by any Person with respect to the use in the Business by DESC or any JV Entity of the Transferred Intellectual Property.

4.07 Employee Benefit Plan.

(a) Attached as Schedule 3.04(b) to this Agreement is a true and complete list of each employee seniority and fringe benefit, pension, profit sharing, stock bonus, stock option, bonus, incentive, deferred compensation, hospitalization, medical, insurance, severance or other plan, fund, program or policy providing material employee benefits maintained or contributed to by DESC or the JV Entities in which any Business Employees have participated and under which any of them has accrued and remains entitled to any benefits. DESC and the JV Entities have provided the Hayes Entities with copies of the Plan and all related documents.

(b) The Plan has been, and is being, operated and administered in all material respects in accordance with its terms and in compliance with applicable Laws.

(c) No withdrawal liability has been incurred by or asserted against DESC or any of the JV Entities with respect to the Plan.

(d) There are no material claims pending by or on behalf of the Plan, by any employee or beneficiary covered under the Plan, or otherwise involving the Plan (other than routine claims for benefits).

4.08 Employees.

(a) Attached hereto as Schedule 3.04(a) to this Agreement is a true and complete list of all Business Employees. As of the date hereof, (i) to the knowledge of DESC and the JV Entities, no Business Employee and no group of Business Employees has any plans to terminate his or her employment; (ii) there are no material workers’ compensation claims pending against Aluminio and neither DESC nor any of the JV Entities is aware of any facts that would give rise to such a claim; (iii) there are no written employment agreements between DESC or any of the JV Entities and the Business Employees; (iv) to the knowledge of DESC and the JV Entities, no Business Employee is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the Business; and (v) to the knowledge of DESC and the JV Entities, no employee or Former Employee of DESC or any of the JV Entities has any claim with respect to any Intellectual Property used or held for use in the Business.

(b) The employment of each Former Employee has been terminated in accordance with any applicable contractual terms and applicable Law, and neither DESC nor any JV Entity has any liability under any employment contract or applicable Law with respect to any such terminated Business Employee.

(c) Neither DESC nor any JV Entity has made any loans (except advances against accrued salaries or for business travel, lodging or other expenses in the normal course of business) to any Business Employee or Former Employee that have not been repaid in full or otherwise satisfied as of the Closing Date.

4.09 Certain Contracts and Arrangements . (a) Neither DESC nor any JV Entity is in material breach of, or in material default under, any Assigned Contract.

(b) Except as set forth in Section 4.09(b) of the Disclosure Schedule and except for this Agreement, Aluminio is not, as of the date of this Agreement, a party to or bound by any:

(i) employment agreement or severance agreement relating to any individual Business Employee;

(ii) Union Agreement;

(iii) covenant not to compete that restricts the operation of the Business as currently conducted;

(iv) agreement or contract with any Affiliate of DESC or the JV Entities or any officer, director or employee of DESC or the JV Entities (other than employment and severance agreements covered by clause (a) above) relating primarily to the Business; and

(v) except for the Assigned Contracts and any agreement with any of the Hayes Entities, any other agreement, contract, lease, license, commitment or instrument to which DESC or any JV Entity is a party and which relates primarily to the Business.

4.10 Compliance with Laws, Licenses, etc. Except as set forth in Section 4.10 of the Disclosure Schedule, (i) the Business is being operated in material compliance with all Laws applicable to the Business or any Asset, provided that, DESC and the JV Entities make no representation hereunder as to whether the Business is being operated in compliance with any Environmental Laws (it being understood that all representations and warranties made herein by DESC or any of the JV Entities with respect to environmental matters are set forth in Section 4.15), and (ii) DESC and the JV Entities have all franchises, licenses, permits, certificates, approvals and other authorizations of any governmental authority necessary for the operation of the Business as currently operated.

4.11 Brokers . No broker, finder or financial advisor or other Person is entitled to any brokerage fees, commissions, finders’ fees or financial advisory fees in connection with the transactions contemplated hereby by reason of any action taken by DESC or any of the JV Entities or any of their respective directors, officers, employees, representatives or agents.

4.12 Product Liability . Except as set forth in Section 4.12 of the Disclosure Schedule and except for the Nissan Recall (as defined below), to the knowledge of DESC or any of the JV Entities, none of the products sold by any of the JV Entities on or prior to the Closing Date (i) has been the subject of any material customer complaints; (ii) has been rejected by customers in any material quantities, or (iii) has been the subject of any material products liability or warranty claims against DESC or any of the JV Entities or any other party. Except as set forth in Section 4.12 of the Disclosure Schedule and for the Nissan Recall, there is no claim, action, suit or proceeding pending of which DESC or any of the JV Entities has received written notice by or before any governmental or regulatory authority, or by or on behalf of any third party, and to the knowledge of DESC and the JV Entities, no such claim, action, suit or proceeding is threatened by any governmental or regulatory authority, or by or on behalf of any third party, with respect to the products sold by Acero or Aluminio on or prior to the Closing Date.

4.13 Labor Matters . Except as set forth in Section 4.13 of the Disclosure Schedule, (a) DESC and each of the JV Entities is in material compliance with all applicable Laws respecting employment and employment practices in connection with the operation of the Business as currently conducted, (b) there is no unfair labor practice charge or complaint against DESC or any of the JV Entities pending with respect to the Business Employees nor is there any grievance nor any arbitration proceeding arising out of or under any of the Union Agreements or other arrangements with organized labor pending with respect to the Business, (c) there is no labor strike, slowdown or work stoppage pending against DESC or any of the JV Entities with respect to the Business, (d) to the knowledge of DESC and the JV Entities, there is no charge or complaint pending against DESC or any of the JV Entities before any agency responsible for the prevention of unlawful employment practices, and (e) no amounts are due and payable to any Business Employee or other Person under any Union Agreement, other than payments arising in the ordinary course of business, consistent with past practice. Neither DESC nor any of the JV Entities has received written notice of the intent of any agency responsible for the enforcement of labor or employment laws to conduct an investigation of or relating to DESC or any of the JV Entities with respect to the Business.

4.14 Customers.

Except as agreed to by the Hayes Entities in writing, there are no discounts, rebates or other incentives programs or other arrangements providing for preferred terms of sale that have been agreed upon in writing by DESC or any of the JV Entities and any customer of the Business and by which any of DESC or any of the JV Entities are bound, in each case relating to the products or services furnished by the Business.

4.15 Environmental Matters.

(a) As used in this Section 4.15, the following terms shall have the following meanings:

(i) “Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, permits, licenses and judgments of Mexico or any state or subdivision thereof relating to pollution, contamination or protection of the environment and/or human health or safety, all as amended from time to time (including, without limitation, all applicable federal, state and local laws, rules, regulations, codes, ordinances, orders, decrees, permits, licenses and judgments relating to Hazardous Materials), including, without limitation, the New Mexican Environmental Law.

(ii) “Hazardous Materials” means any toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in any Environmental Law, including, without limitation, any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment.

(iii) “New Mexican Environmental Law” shall mean the Ley General para la Prevención y Gestión Integral de los Residuos, published in the Official Gazette on October 8, 2003.

(iv) “Release” shall mean the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material.

(b) Except as set forth in Section 4.15 of the Disclosure Schedule and to the knowledge of DESC and the JV Entities, DESC and the JV Entities, with respect to the Business and the Real Property, are in material compliance, in all respects, with all applicable Environmental Laws.

(c) Except as set forth in Section 4.15 of the Disclosure Schedule, to the knowledge of DESC and the JV Entities, DESC and the JV Entities have obtained, and maintained in full force and effect, all material environmental permits, licenses, certificates of compliance, approval and other authorizations necessary under any Environmental Law to conduct the Business and own or operate the Assets, including the Real Property, as the Business is presently conducted and operated (collectively, the “Environmental Permits”). Section 4.15 of the Disclosure Schedule includes a true and complete list of all such Environmental Permits. A copy of each such Environmental Permit has been made available to Buyer prior to the date hereof. Except as set forth in Section 4.15 of the Disclosure Schedule and to the knowledge of DESC and the JV Entities, DESC and the JV Entities have conducted the Business in material compliance, in all respects, with all terms and conditions of the Environmental Permits.

(d) Except as set forth in Section 4.15 of the Disclosure Schedule, to the knowledge of DESC and the JV Entities, and since June 1, 2001, (i) no Hazardous Materials have been disposed, buried, deposited or Released on, under, to or from any part of the Real Property in material violation of any Environmental Law then in effect, (ii) no pesticides have been applied to or Released upon the Real Property by DESC or any of the JV Entities at levels above lawful application rates, and (iii) no underground storage tanks are located on or under the Real Property, or have been located on or under the Real Property and then subsequently removed or filled.

(e) Except as set forth in Section 4.15 of the Disclosure Schedule and to the knowledge of DESC and the JV Entities, neither DESC nor any of the JV Entities has received any written notice from any governmental authority alleging in any manner that DESC or any of the JV Entities is legally responsible for any Release of Hazardous Materials, or any costs arising under or as a result of a violation of Environmental Laws with respect to the Business or the Assets, except for notices of matters that would not be material or that have been fully resolved, and with respect to any and all such resolved matters, neither DESC nor any of the JV Entities has any remaining material obligations or liabilities.

(f) DESC and the JV Entities have disclosed and delivered to Buyer all material environmental reports and investigations which DESC or any of the JV Entities has obtained or ordered in the last three (3) years with respect to the Business and the Assets, including the Real Property.

(g) Except as set forth in Section 4.15 of the Disclosure Schedule and to the knowledge of DESC and the JV Entities, no part of the Business or the Assets (including the Real Property) has been used as a gasoline service station or a facility for selling petroleum and/or petroleum products or a bulk storage facility for petroleum or petroleum products.

(h) To the knowledge of DESC and the JV Entities, no Lien has been attached or filed against DESC or any of the JV Entities (with respect to the Business or the Assets) or the Real Property in favor of any governmental or private entity for (i) any liability or imposition of costs under or as a result of a violation of any applicable Environmental Law; or (ii) any Release of Hazardous Materials.

4.16 Taxes . Except as specifically identified and described in Section 4.16 of the Disclosure Schedule:

(a) DESC and each of the JV Entities has duly filed all Relevant Tax Returns (as defined below) required to be filed under applicable Laws and all of such Relevant Tax Returns are true, correct and complete in all material respects;

(b) DESC and each of the JV Entities has timely paid in full, or made adequate provision for, all Relevant Taxes (as defined below) shown to be due and payable on such Relevant Tax Returns;

(c) DESC and each of the JV Entities has complied in all material respects with all applicable Laws relating to withholding Taxes in connection with the Business and has paid over to the proper governmental entities all amounts required to be so withheld and paid over under all applicable Laws;

(d) No audits or other administrative or court proceedings are presently pending with regard to any Relevant Taxes or Relevant Tax Returns of DESC or any of the JV Entities and neither DESC nor any of the JV Entities has received any communication (written or oral) by any taxing authority or representative thereof regarding pending Tax audits related to any Relevant Taxes or Relevant Tax Returns of DESC or any of the JV Entities;

(e) There are no Liens for Taxes upon the Assets;

(f) For purposes of this Agreement, “Tax” or “Taxes” shall mean (i) any tax of any kind, including without limitation, all income, asset, property, payroll, pension, housing, profit sharing, sales, use, occupation, franchise, excise, value added, employees’ income withholding and social security taxes, and related to such taxes, charges, fees, levies, penalties or other assessments, imposed by the United States, Mexico or by any other country or by any state, municipality, subdivision or instrumentality of the United States or Mexico or of any foreign country, or by any other taxing authority, and (ii) any interest thereon; and

(g) For purposes of this Agreement, “Relevant Taxes” shall mean any Taxes, which, in the event of a failure to pay such Taxes when due, could give rise to an action or proceeding by a governmental authority to attach, seize or impose a Lien on any of the Assets or could allow a governmental authority or other Person to attach the Assets or to otherwise seek payment of such Taxes from any of the Hayes Entities or their respective affiliates or could otherwise result in liability for such Taxes being imposed upon Buyer;

(h) For purposes of this Agreement, “Relevant Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) with respect to Relevant Taxes.

4.17 EXCLUSIVITY OF REPRESENTATIONS. THE REPRESENTATIONS AND WARRANTIES MADE BY DESC AND THE JV ENTITIES IN THIS AGREEMENT ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT, VALIDITY, COMPLETENESS, AND FITNESS FOR A PARTICULAR PURPOSE. DESC AND THE JV ENTITIES HEREBY DISCLAIM ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES.

V. REPRESENTATIONS AND WARRANTIES OF THE HAYES ENTITIES

Each of the Hayes Entities hereby represents and warrants to DESC and each of the JV Entities as follows:

5.01 Organization; Authority . Each of the Hayes Entities is an entity validly existing under the laws of the jurisdiction of its organization or formation, and has all requisite corporate power and authority to enter into this Agreement and any instruments and agreements contemplated herein required to be executed and delivered by each of them pursuant to this Agreement (including, as applicable, the License Agreement, the Transition Services Agreement, the Hayes Employee Release, the Hayes General Release, the Employer Substitution Instruments, the General Assignment and the Hayes Dismissal Documents, which are referred to collectively herein as the “Buyer Related Instruments”) and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Buyer Related Instruments and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of each of the Hayes Entities. This Agreement has been, and each of the Buyer Related Instruments will be, duly executed and delivered by each of the Hayes Entities to the extent a party thereto and constitutes or will constitute a valid and binding obligation of each such Hayes Entity, enforceable against each such Hayes Entity in accordance with its terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting creditors’ rights generally (provided that none of the Hayes Entities has any reason to believe that the transactions to be effected at Closing could be voided as a fraudulent transfer under applicable Law) and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

5.02 No Violation; Consents and Approvals. (a) The execution and delivery of this Agreement and the Buyer Related Instruments does not, and the consummation of the transactions contemplated hereby or thereby and compliance with the terms hereof or thereof, will not conflict with, or result in any violation of or default under, (i) any provision of the charter or by-laws or comparable organizational documents of any of the Hayes Entities, (ii) any Law applicable to any of the Hayes Entities or the property or assets of the Hayes Entities, or (iii) any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which any of the Hayes Entities is a party or by which the Hayes Entities may be bound or affected or to which any of its assets may be subject (including without limitation, the credit agreement, dated as of June 3, 2003, by and among Hayes Parent and certain of its Affiliates and their exit financing lenders), except for such conflicts, violations or defaults as to which requisite waivers or consents have been obtained or which would not materially impair the ability of the Hayes Entities to consummate the transactions contemplated hereby.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental entity, authority or instrumentality, domestic or foreign, or any third party is required to be obtained or made by or with respect to any of the Hayes Entities in connection with the execution and delivery of this Agreement or the Buyer Related Instruments or the consummation by any of the Hayes Entities of the transactions contemplated hereby or thereby, other than (i) compliance with and filings under Section 13(a) of the Exchange Act, and (ii) consents or approvals the failure of which to obtain would not materially impair the ability of any of the Hayes Entities to consummate the transactions contemplated hereby.

5.03 Litigation . There is no claim, action, suit or proceeding pending of which any of the Hayes Entities has received notice by or before any governmental or regulatory authority, or by or on behalf of any third party, which challenges the validity of this Agreement or which, if adversely determined, would adversely affect the ability of any of the Hayes Entities to consummate the transactions contemplated by this Agreement.

5.04 Product Liability. Except as set forth in Section 5.04 of the disclosure schedule being delivered by the Hayes Entities to DESC and the JV Entities concurrently herewith (the “Hayes Disclosure Schedule”) and except for the Nissan Recall (as defined below), to the knowledge of the Hayes Entities, none of the products sold by any of the JV Entities on or prior to the Closing Date (i) has been the subject of any material customer complaints, (ii) has been rejected by customers in any material quantities, or (iii) has been the subject of any material products liability or warranty claims against any of the Hayes Entities or any other party. Except as set forth in Section 5.04 of the Hayes Disclosure Schedule and except for the Nissan Recall, there is no claim, action, suit or proceeding pending of which any of the Hayes Entities has received written notice by or before any governmental or regulatory authority, or by or on behalf of any third party, and to the knowledge of the Hayes Entities, no such claim, action, suit or proceeding is threatened by any governmental or regulatory authority, or by or on behalf of any third party, with respect to the products sold by Acero or Aluminio on or prior to the Closing Date.

5.05 Title to Shares . Hayes Mexico is the legal and beneficial owner, free and clear of all Liens, of 8,867,570 Series B shares and 1,911,933,651 Series B-1 shares of the capital stock of the JV (the “Hayes JV Shares”), which constitute all of the shares of the capital stock of the JV that are owned, held or controlled, whether directly or indirectly, and whether on an absolute or contingent basis, by any of the Hayes Entities or any Affiliate thereof. The Hayes Entities acquired such Hayes JV Shares validly and lawfully, with due regard to all legal and contractual requirements applicable thereto, and there is no basis for any claim, by any Person, arising out of or related to, the transfer of such Hayes JV Shares to DESC. Hayes Mexico has full right and power to sell, transfer and assign the Hayes JV Shares to DESC. Upon delivery to DESC by Hayes Mexico of the Hayes JV Shares pursuant to Section 2.08, and payment by DESC of the consideration therefor pursuant to Section 2.07, DESC shall acquire and receive good and valid title to the Hayes JV Shares, free and clear of all Liens.

5.06 Financing . The Hayes Entities have on the date of this Agreement and will have on the Closing Date immediately available funds sufficient in the aggregate to enable the Hayes Entities to pay the Initial Payment on the Closing Date, and will have, when due and payable, the amounts payable pursuant to Section 2.05 and all related fees and expenses.

5.07 Brokers . No broker, finder or financial advisor or other Person is entitled to any brokerage fees, commissions, finders’ fees or financial advisory fees in connection with the transactions contemplated hereby by reason of any action taken by the Hayes Entities or any of their directors, officers, employees, representatives or agents.

5.08 Environmental Matters. The Hayes Entities have disclosed and delivered to DESC and the JV Entities all material environmental reports and investigations which the Hayes Entities have obtained or ordered with respect to the Business and the Assets, including the Real Property.

VI. COVENANTS OF THE PARTIES

6.01 Conduct of the Business . Except as otherwise contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, DESC and each of the JV Entities shall, DESC shall cause each of the JV Entities to, and, solely with respect to clauses (i) through (iv) below, the Hayes Entities shall cause each of the JV Entities to, (i) conduct the Business in the ordinary course of business, consistent with past practice and to the extent consistent therewith; (ii) use commercially reasonable efforts to preserve intact in all material respects the organization and goodwill of the Business; (iii) use commercially reasonable efforts to maintain in all material respects its current relationships with customers, suppliers, distributors and others having business dealings with it; (iv) not intentionally take any action which would render, or which reasonably may be expected to render, any representation or warranty made by DESC or any of the JV Entities in this Agreement untrue in any material respect on the Closing Date; (v) confer on a regular and frequent basis with representatives of the Hayes Entities to report on operational matters and the general status of ongoing operations with respect to the Business; (vi) notify the Hayes Entities of any emergency or other change in the normal course of the Business or in the operation of the Business and of any governmental or third-party complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, complaint, investigation or hearing would be material, individually or in the aggregate, to the operation or financial condition of the Business, the Assets or to the ability of DESC or any of the JV Entities or the Hayes Entities to consummate the transactions contemplated by this Agreement; and (vii) promptly notify the Hayes Entities in writing if either DESC or any of the JV Entities shall discover that any representation or warranty made by DESC or the JV Entities in this Agreement was, when made, or has subsequently become, untrue in any material respect. Without limiting the generality of the foregoing, and, except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, without the prior written consent of the Hayes Entities, which shall not be unreasonably withheld, neither DESC nor any of the JV Entities shall, and DESC shall cause each of the JV Entities to not:

(a) materially increase the rate of compensation of, pay or agree to pay any benefit to, or terminate the employment of, any director, officer or employee of the Business, except in the ordinary course of business or as may be required by any existing Plan, agreement or arrangement;

(b) enter into, adopt or amend any Plan, Union Agreement, or employment or severance agreement, in each case, relating to the Business, except in the ordinary course of business;

(c) except in the ordinary course of business, (i) sell, lease, transfer or otherwise dispose of any of the Assets or (ii) mortgage or encumber any of the Assets;

(d) acquire or agree to acquire by merging or consolidating with, or by purchasing the stock or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets which are material individually, or in the aggregate, to the Business;

(e) modify, amend or terminate any contract pursuant to which DESC or any of the JV Entities expend more than US$10,000 per year with respect to the Business (except modifications or amendments associated with renewals in the ordinary course of business consistent with past practice);

(f) enter into any contract (other than trade payables in the ordinary course of business) (i) obligating DESC or any of the JV Entities to expend with respect to the Business more than US$10,000 or (ii) relating to the Assets or the Business and extending beyond the Closing Date;

(g) fail to use commercially reasonable efforts to prevent any material deterioration of any of the Assets (other than normal wear and tear);

(h) enter into any negotiations with any party with respect to a possible sale, or any agreement or commitment to sell to any third party, or solicit any offers or proposals in connection with the sale of any of the Assets, other than transactions in the ordinary course of business and sales of obsolete Assets not currently used in the conduct of the Business;

(i) (i) incur, assume or prepay any indebtedness or any other liabilities of business, consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person other than in the ordinary course of business, consistent with past practice; or (iii) make any loans, advances or capital contributions to, or investments in, any other Person, in each case, only to the extent that any such action imposes a Lien on any Asset or otherwise adversely affects the ability of DESC and the JV Entities to conduct the Business as it is currently conducted or to consummate the transactions contemplated by this Agreement;

(j) permit any insurance policy relating to the Business and naming DESC or any of the JV Entities or the Business as a beneficiary or a loss payee, in each case, to be cancelled or terminated on any date other than the Closing Date;

(k) amend or propose to amend the organizational documents of DESC or any of the JV Entities in a manner that would adversely affect the ability of DESC or such JV Entity to consummate the transactions contemplated by this Agreement;

(l) permit any accounts payable owed to trade creditors of the Business or relating to the Assets, the Business or the Assigned Contracts to remain outstanding more than 60 calendar days beyond the payment date applicable to such account payable; or

agree, whether in writing or otherwise, to do any of the foregoing.

6.02 Access to Information; Confidentiality; Solicitation of Employees.

(a) During the period from the date of this Agreement through the Closing Date, DESC and the JV Entities shall, and DESC shall cause the JV Entities to, give the Hayes Entities and their respective authorized representatives reasonable access during regular business hours to all plants, offices, warehouses, facilities and Books and Records of DESC and the JV Entities relating to the Business as they may reasonably request; provided, however, that (i) the Hayes Entities and their respective representatives shall take such action as is deemed necessary in the reasonable judgment of DESC and the JV Entities to schedule their access and visits through a designated officer of DESC or the JV Entities and in such a way as to avoid disrupting the normal business of DESC and the JV Entities, (ii) DESC and the JV Entities shall not be required to take any action which might constitute a waiver of the attorney-client privilege, and (iii) DESC and the JV Entities will not be required to provide any information, or grant access to any information, to the extent that doing so would cause any of DESC or the JV Entities to be in breach of any confidentiality restrictions applicable to it.

(b) DESC and the JV Entities, on the one hand, and the Hayes Entities, on the other hand, will each hold, and will cause their respective Affiliates, consultants and advisors to hold, any information which they receive in connection with the transactions contemplated by this Agreement in strict confidence in accordance with and subject to the terms of the confidentiality provisions stated in the Letter of Intent.

(c) DESC and the JV Entities, on the one hand, and the Hayes Entities, on the other hand, agree that, except with the prior written approval of the other parties hereto, for a period of two (2) years from and after the Closing Date, (i) none of the Hayes Entities will, directly or indirectly, initiate or solicit the employment of any officer or employee of any of the JV Entities who is employed by any such party during such time, other than employment of the Business Employees to be employed by Buyer under this Agreement, and (ii) neither DESC nor any of the JV Entities will, directly or indirectly, initiate or solicit the employment of any officer or employee of the Business who is employed by the Business during such time.

6.03 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto will use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement at the earliest practicable date.

6.04 Cooperation.

(a) Without limiting the generality of Section 6.03 and subject to Section 2.10, each of the parties hereto will use its commercially reasonable efforts to obtain all licenses, permits, authorizations, consents and approvals of all third parties and governmental authorities necessary in connection with the consummation of the transactions contemplated by this Agreement and to allow Buyer to operate the Assets and the Business from and after the Closing Date in substantially the same manner as currently operated by DESC and the JV Entities, and DESC and each of the JV Entities shall use its commercially reasonable efforts to obtain any consents, authorizations or approvals necessary under applicable Laws to transfer to Buyer the Assigned Permits. Each of the parties hereto will make or cause to be made all filings and submissions under applicable Laws as may be required for the consummation of the transactions contemplated by this Agreement. The Hayes Entities, on the one hand, and DESC and the JV Entities, on the other hand, shall coordinate and cooperate with each other in exchanging such information and assistance as any of the parties hereto may reasonably request in connection with the foregoing.

(b) On the date that is forty-five (45) calendar days following Closing, Buyer may notify DESC in writing if Buyer believes that any Asset is either not properly listed or valued in the Aluminio Factura delivered at Closing. Following receipt of any such notice, DESC shall: (i) in consultation with Buyer, review in good faith any such notice submitted by Buyer, and (ii) in the event DESC and Buyer agree that a revision of the Aluminio Factura is reasonably necessary in order to properly list or value an Asset thereon, DESC shall make an appropriate revision to the Aluminio Factura, it being understood that any such revision shall not be deemed to relate in any manner whatsoever to the representations and warranties made by DESC and the JV Entities in this Agreement and shall not be deemed to give rise to any Liability of DESC or any of the JV Entities under any such representations or warranties pursuant hereunder.

6.05 Public Announcements. During the period from the date of this Agreement through the Closing Date, each of DESC, the JV Entities and the Hayes Entities shall not disclose, make any public statement or release any information regarding this Agreement and the transactions contemplated hereby to the public, its respective employees, customers, suppliers, lenders, lessors and shareholders or any other Person or group, without the consent and prior approval of the other parties hereto, which will not be unreasonably withheld, unless any such disclosure or public statement is required by applicable law or regulation. Notwithstanding the foregoing, each of DESC, the JV Entities and the Hayes Entities shall be entitled to make such disclosure to such of its employees and outside advisors who are actively and necessarily engaged in consummating the transaction.

6.06 Access to Books and Records Following the Closing. For a period of five (5) years following the Closing, DESC and the JV Entities, on the one hand, and the Hayes Entities, on the other hand, shall permit the other parties and their authorized representatives, during normal business hours and upon reasonable notice, to have reasonable access to, and examine and make copies of, all books, records and other documents (whether on paper, computer diskettes, tape or other media storage) of the Business which relate to transactions or events occurring prior to the Closing or transactions or events occurring subsequent to the Closing which are related to or arise out of transactions or events occurring prior to the Closing. DESC and the JV Entities, on the one hand, and the Hayes Entities, on the other hand, each agree that they shall retain all such books and records for such period as may be required by applicable Law.

6.07 Supplemental Disclosure. DESC and the JV Entities shall have the right from time to time prior to the Closing to supplement or amend the Disclosure Schedule or any other Schedule with respect to (a) any matter that existed as of the date of this Agreement and should have been set forth or described in the Disclosure Schedule or such Schedule and (b) any matter hereafter arising which, if existing as of the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or such Schedule; provided, however, that with respect to clause (a) above, any such supplemental or amended disclosure shall not be deemed to cure any breach of any representation or warranty made in this Agreement as of the date of this Agreement unless so consented to by the Hayes Entities.

VII. ADDITIONAL AGREEMENTS

7.01 Tax Matters. Subject to Section 2.05, all sales, use, gains, transfer, recording, ad valorem and other similar taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the entity to which each such obligation corresponds in accordance with applicable Laws. Each such entity shall file all necessary tax returns and other documentation with respect to all such taxes, and, if required by applicable Law, the other entities shall join in the execution of any such tax returns or other documentation. Without limiting the generality of the foregoing, and for the avoidance of doubt, pursuant to Section 2.05, (i) the Hayes Entities shall bear all Mexican VAT Taxes and all Mexican ISAI Taxes incurred as a result of the consummation of the transactions contemplated by this Agreement, whether owed by any of DESC or the JV Entities or by any of the Hayes Entities, (ii) DESC and the JV Entities shall bear all PITEX VAT Taxes, and (iii) the Hayes Entities shall bear 40%, and DESC and the JV Entities shall bear 60%, of the DTA Duties.

7.02 Nissan Recall. DESC and the JV Entities and their Affiliates, on the one hand, and the Hayes Entities and their Affiliates, on the other hand, shall each be solely responsible for any obligations incurred, including any amounts agreed to be paid (the “Nissan Recall Liability”), to Nissan Motor Co., Ltd. in respect of the recall for the Nissan Sentra HS steel wheels manufactured by Acero (the “Nissan Recall”). Neither DESC nor any of the JV Entities nor any of their respective Affiliates shall provide any indemnity to the Hayes Entities or any of their respective Affiliates in connection with the Nissan Recall and none of the Hayes Entities nor any of their respective Affiliates shall provide any indemnity to DESC or any of the JV Entities or any of their respective Affiliates in connection with the Nissan Recall.

7.03 Product Liability.

(a) The Hayes Entities shall bear [*****]%, and DESC and the JV Entities shall bear [*****]%, of any Damages incurred by any of the Hayes Entities or any of their respective Affiliates or DESC or any of the JV Entities or any of their respective Affiliates in connection with the design, manufacture, production and distribution of steel wheels, aluminum wheels or any other products manufactured or otherwise produced by the JV Entities on or prior to the Closing Date, other than the Nissan Recall Liability, which is governed by Section 7.02 (“Product Liability Damages”), provided that, the amounts for which the parties shall be liable under this Section 7.03 shall be net of any insurance actually recovered by such parties from their own insurance policies. DESC and the JV Entities shall use their commercially reasonable efforts to maintain in force and effect for the period from the Closing Date through May 31, 2006 its existing insurance coverage under policy number RJ1000990000 with ING Comercial America with respect to product liability relating to steel wheels, aluminum wheels or any other products manufactured or otherwise produced by the JV Entities on or prior to the Closing Date, provided that, (i) DESC and the JV Entities may elect to terminate such coverage in the event that the insurer increases the premiums to be paid or imposes any additional material requirements with respect to such coverage (it being understood that, in the event DESC or any of the JV Entities is notified by the insurer of an anticipated increase in the premium to be paid, or imposition of additional material requirements, with respect to such coverage, it shall promptly notify Hayes Entities thereof, and DESC and the Hayes Entities shall discuss such matter) and (ii) DESC and the JV Entities have no obligation pursuant to this sentence to increase such coverage in any respect or acquire any additional coverage with respect to product liability relating to steel wheels, aluminum wheels or any other products manufactured or otherwise produced by the JV Entities on or prior to the Closing Date. The resolution of claims relating to Product Liability Damages and the respective obligations of the parties with respect thereto shall be governed solely by this Section 7.03.

(b) In the event that any claim shall be asserted against the Hayes Entities or any of their respective Affiliates for Product Liability Damages, Hayes Parent shall give prompt written notice of such claim to DESC and in the event that any claim shall be asserted against DESC or the JV Entities or any of their respective Affiliates for Product Liability Damages, DESC shall give prompt written notice of such claim to Hayes Parent. The Hayes Entities and their respective Affiliates, on the one hand, and DESC and the JV Entities and their respective Affiliates, on the other hand, shall cooperate fully in the defense of any such claim. Promptly upon receipt by Hayes Parent or DESC of any such claim, Hayes Parent and DESC shall cooperate jointly in the defense of such claim.

(c) Neither Hayes Parent nor DESC shall, without the written consent of the other party, which shall not be unreasonably withheld, settle or compromise any claim or consent to the entry of any judgment. If any such claim is settled without the other party’s consent, and such consent was not unreasonably withheld, the settling party shall be deemed to have waived all rights hereunder against the other party for contribution pursuant to Section 7.03(a).

(d) If any dispute or disagreement shall arise between DESC and Hayes Parent regarding the defense or disposition of any claim for Product Liability Damages, including with respect to the failure of either such party to cooperate in the defense of, or use its commercially reasonable efforts to defend, any such claim, to reasonably agree to the terms of any proposed settlement or other disposition of any such claim which the other party believes is in the parties’ best interests or any matters regarding the appropriate amounts to be contributed with respect to any such claim pursuant to Section 7.03(a), then either party shall have the right to request a binding resolution of such dispute by sending written notice of such request to the other party, which notice shall specify the nature of the dispute and the relief sought. Upon receipt of any such notice, an officer or representative of each party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through the negotiations of such individuals within 20 calendar days after the delivery of the notice of such dispute, such dispute shall be resolved fully and finally in New York, New York by an arbitration governed by the Rules of Arbitration of the International Chamber of Commerce. The arbitration panel shall be composed of three arbitrators, with one arbitrator being selected by the Hayes Entities, one arbitrator being selected by DESC and the JV Entities and the third arbitrator being selected by the other two arbitrators. The arbitration panel shall resolve the dispute within 30 calendar days after selection and judgment upon the award rendered by such arbitration panel shall be deemed final and binding on the parties and may be entered in any court of competent jurisdiction. In the case of any dispute or disagreement regarding any amounts to be contributed pursuant to Section 7.03(a), the party whose determination of the payment amount in dispute is furthest from the amount determined by the arbitration panel shall bear its own costs and expenses of such arbitration, the fees and expenses of the arbitration panel and the out-of-pocket costs and expenses (including legal fees) of the other party thereto.

7.04 Resignations; Employee Releases. At or prior to the Closing, each employee or designee of any of the Hayes Entities or any of their Affiliates serving as an officer, director or employee of any of the JV Entities (each, a “Hayes Designee”) shall resign from his or her position as such. DESC and the JV Entities shall each execute the DESC Employee Release with respect to each Hayes Designee and each former Hayes Designee. Simultaneously therewith, each of the Hayes Entities shall execute the Hayes Employee Release with respect to each employee or designee of any of DESC or the JV Entities or any of their Affiliates currently serving or who formerly served as an officer, director or employee of any of the JV Entities (each, a “DESC Designee”).

7.05 Existing Agreements and Indebtedness. On and as of the Closing Date, all existing agreements, arrangements or understandings among DESC and the JV Entities or any of their Affiliates, on the one hand, and the Hayes Entities or any of their Affiliates, on the other hand, including without limitation, the agreements listed on Schedule 7.05, but excluding the Transaction Documents and the confidentiality provisions set forth in the Letter of Intent, shall terminate and be null and void in their entirety as if never executed or entered into, notwithstanding any provisions in such agreements that survive the termination of such agreements pursuant to the terms thereof (which such provisions are, for the avoidance of doubt, deemed to have no legal force or effect). In addition to the foregoing, all indebtedness owed, whether directly or indirectly, by any of the Hayes Entities or any of their Affiliates to DESC or any of the JV Entities or any of their Affiliates, or by DESC or any of the JV Entities or any of their Affiliates to any of the Hayes Entities or any of their Affiliates, is hereby cancelled effective as of the Closing Date.

7.06 Dismissal of Litigation. Each of the parties to this Agreement shall use its best efforts to cause the Litigation to be dismissed with prejudice and to cause all other actions and proceedings pending by or among the parties hereto and their respective Affiliates to be terminated effective as of, or as soon as practicable, but no later than thirty (30) calendar days, after the Closing Date. Without limiting the generality of the foregoing, each party hereto shall execute and deliver all documents, certificates and other filings necessary to effect the dismissal with prejudice of the Litigation and the termination of any other proceedings by and among DESC and the JV Entities or any of their respective Affiliates, on the one hand, and any of the Hayes Entities or any of their respective Affiliates, on the other hand.

7.07 Accounts Payable; Water Extraction. From and after the date hereof, including from and after the Closing Date until all of the accounts payable referred to below have been satisfied in full, DESC and the JV Entities shall each cause to be paid when due, or in any event within sixty (60) calendar days of the payment date applicable thereto, (i) all accounts payable owed to trade creditors of the Business or relating to the Assets, the Business, or the Assigned Contracts and arising from transactions occurring on or prior to the Closing Date, and (ii) any fines imposed by the Mexican national water commission (Comisión Nacional de Agua) in connection with water extracted by the Business in excess of its authorized capacity prior to the Closing Date.

VIII. CONDITIONS TO OBLIGATIONS OF DESC AND THE JV ENTITIES

8.01 Conditions. The obligations of DESC and the JV Entities to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived, in whole or in part, at or prior to the Closing, in writing by DESC and the JV Entities):

(a) Representations and Warranties. Except for any inaccuracy that has not had and would not reasonably be expected to have a material adverse effect on the transactions contemplated by this Agreement, the representations and warranties made by the Hayes Entities in this Agreement, without taking into account any materiality qualifications therein, shall be true, complete and accurate in all respects as of the date when made and at and as of the Closing Date, as though such representations and warranties were made at and as of the Closing Date (unless any such representation and warranty speaks as of a specific date, in which case, as of such date).

(b) Performance. The Hayes Entities shall have performed and complied, in all material respects, with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by the Hayes Entities at or prior to the Closing, except that the Hayes Entities shall have complied in all respects with their obligations under Section 2.08.

(c) Officer’s Certificates. Each of the Hayes Entities shall have delivered to DESC and the JV Entities a certificate, dated as of the Closing Date, substantially in the form of Exhibit J, executed by a duly authorized officer of such Hayes Entity, certifying the fulfillment of the conditions specified in Sections 8.01(a) and 8.01(b).

(d) No Injunction. On the Closing Date, there shall not be in effect any judgment, order, injunction or decree issued by a court of competent jurisdiction restraining or prohibiting consummation of the transactions contemplated by this Agreement.

IX. CONDITIONS TO OBLIGATIONS OF THE HAYES ENTITIES

9.01 Conditions. The obligations of the Hayes Entities to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived, in whole or in part, at or prior to the Closing, by the Hayes Entities):

(a) Representations and Warranties. Except for any inaccuracy that has not had and would not reasonably be expected to have a material adverse effect on the transactions contemplated by the Agreement, the representations and warranties made by DESC and the JV Entities in this Agreement, without taking into account any materiality qualifications therein, shall be true, complete and accurate in all respects as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (unless any such representation and warranty speaks as of a specific date, in which case, as of such date).

(b) Performance. DESC and each of the JV Entities shall have performed and complied, in all material respects, with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by DESC or such JV Entity at or prior to the Closing, except that DESC and the JV Entities shall have complied in all respects with their obligations under Section 2.07.

(c) Officer’s Certificates. DESC and each of the JV Entities shall have delivered to the Hayes Entities a certificate, dated as of the Closing Date, substantially in the form of Exhibit K, executed by a duly authorized officer of DESC or such JV Entity, certifying the fulfillment of the conditions specified in Subsections 9.01(a) and 9.01(b).

(d) No Injunction. On the Closing Date, there shall not be in effect any judgment, order, injunction or decree issued by a court of competent jurisdiction restraining or prohibiting consummation of the transactions contemplated by this Agreement.

X. TERMINATION, AMENDMENT AND WAIVER

10.01 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

(a) at any time, by mutual written agreement of DESC and the JV Entities, on the one hand, and the Hayes Entities, on the other hand; or

(b) at any time after January 31, 2004, by either DESC and the JV Entities, on the one hand, or the Hayes Entities, on the other hand, if the Closing shall not have occurred for any reason, other than a breach of this Agreement by the terminating parties.

10.02 Procedure and Effect of Termination. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 10.01(b), written notice thereof shall forthwith be given by the parties so terminating to the other parties, and this Agreement shall terminate, and the transactions contemplated hereby shall be abandoned, without further action by DESC, any JV Entity or any Hayes Entity. If this Agreement is terminated pursuant to Section 10.01(a) or (b):

(a) At the option of DESC and the JV Entities, all filings, applications and other submissions made pursuant to Sections 6.03, 6.04 and 6.05 shall, to the extent practicable, be withdrawn from the agency or other Person to which made; and

(b) The obligations provided for in this Section 10.02 and Section 11.01, the confidentiality provision contained in Section 6.02(a) and (b), and the confidentiality provisions contained in the Letter of Intent, shall survive any termination of this Agreement.

10.03 Remedies. In no event shall termination of this Agreement limit or restrict the rights and remedies of any party hereto against any other party hereto that has breached the terms of this Agreement prior to termination hereof.

10.04 Amendment, Modification and Waiver. This Agreement may be amended, modified or supplemented at any time by written agreement of the parties hereto. Any failure of DESC and the JV Entities, on the one hand, or the Hayes Entities, on the other hand, to comply with any term or provision of this Agreement may be waived by the other parties at any time by an instrument in writing signed by or on behalf of such other parties, but such waiver or failure to insist upon strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

XI. FEES AND EXPENSES: SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

11.01 Fees and Expenses. Whether or not the transactions contemplated hereby are consummated pursuant hereto, DESC and the JV Entities, on the one hand, and the Hayes Entities, on the other hand, shall pay all fees and expenses incurred by such parties or on such parties’ behalf in connection with or in anticipation of this Agreement and the consummation of the transactions contemplated hereby.

11.02 Survival of Representations. The representations and warranties in this Agreement and in any other document delivered in connection herewith shall survive the Closing solely for purposes of Article XI of this Agreement and shall terminate on the second anniversary of the date of this Agreement; provided, however, that (i) the representations regarding Environmental Matters set forth in Section 4.15 and Taxes set forth in Section 4.16 shall survive until the fifth anniversary of the date of this Agreement, and (ii) the representations regarding Title to Assets set forth in Section 4.06 and Title to Shares set forth in Section 5.05 shall survive until the statute of limitations applicable to such representations.

11.03 Agreement of DESC and the JV Entities to Indemnify. Upon the terms and subject to the conditions of this Article XI, DESC and the JV Entities shall, jointly and severally, indemnify, defend and hold harmless the Hayes Entities, at any time after consummation of the Closing, from and against all actual demands, claims, actions or causes of action, assessments, losses, damages, Liabilities, costs and expenses, including without limitation, interest, penalties and reasonable attorneys’ fees and expenses, but excluding in all cases punitive damages (collectively, “Damages”), asserted against, resulting to, imposed upon or incurred by the Hayes Entities, directly or indirectly, by reason of or resulting from:

(a) Retained Liabilities;

(b) a breach of any representation, warranty, covenant or agreement of DESC or the JV Entities contained in or made pursuant to this Agreement; and

(c) any Environmental Liabilities incurred by the Hayes Entities under any Environmental Law (including without limitation, the New Mexican Environmental Law) in connection with the Hayes Entities’ former indirect ownership interest in the steel plant operated by Acero in Tlalnepantla, Mexico, D.F., Mexico (collectively, “Seller Indemnified Claims”).

11.04 Agreement of the Hayes Entities to Indemnify. Upon the terms and subject to the conditions of this Article XI, the Hayes Entities shall, jointly and severally, indemnify, defend and hold harmless DESC and each of the JV Entities, at any time after consummation of the Closing, from and against all Damages asserted against, resulting to, imposed upon or incurred by DESC or the JV Entities, directly or indirectly, by reason of or resulting from:

(a) Assumed Liabilities; and

(b) a breach of any representation, warranty, covenant or agreement of the Hayes Entities contained in or made pursuant to this Agreement (collectively, “Buyer Indemnified Claims”).

11.05 Limitations on Indemnification.

(a) The amounts for which the parties shall be liable under Sections 11.03 and 11.04 shall be net of any insurance actually recovered by the indemnified parties from their own insurance policies, in each case in connection with the facts giving rise to the right of indemnification.

(b) Any amounts paid by any of DESC or the JV Entities to any of the Hayes Entities, or any amounts for which any of DESC or the JV Entities may be or is liable, in each case pursuant to Section 11.03, shall not be deemed to set off or otherwise reduce any amounts payable by the Hayes Entities pursuant to Section 2.05.

(c) Notwithstanding any other provision to the contrary,

(i) DESC and the JV Entities will not be required to indemnify and hold harmless any of the Hayes Entities pursuant to Section 11.03 until the aggregate amount of the Hayes Entities’ Damages for which indemnification by DESC and the JV Entities is otherwise required pursuant to Section 11.03 exceeds [*****], after which DESC and the JV Entities will be obligated to indemnify and hold harmless the Hayes Entities for all such Damages in excess of [*****], provided, however, that the cumulative indemnification obligation of DESC and the JV Entities under Section 11.03 will in no event exceed [*****]; and

(ii) the Hayes Entities will not be required to indemnify and hold harmless any of the DESC and the JV Entities pursuant to Section 11.04 until the aggregate amount of the DESC’s and JV Entities’ Damages for which indemnification by the Hayes Entities is otherwise required pursuant to Section 11.04 exceeds [*****], after which the Hayes Entities will be obligated to indemnify and hold harmless the DESC and JV Entities for all such Damages in excess of [*****], provided, however, that the cumulative indemnification obligation of the Hayes Entities under Section 11.04 will in no event exceed [*****].

11.06 Conditions of Indemnification.

(a) The obligations and liabilities of DESC and the JV Entities and the Hayes Entities with respect to Seller Indemnified Claims and Buyer Indemnified Claims (collectively, “Claims”) made by third parties shall be subject to the following terms and conditions:

(i) The indemnified party will give the indemnifying party prompt notice of any such Claim, and the indemnifying party shall have the right to undertake the defense thereof by representatives chosen by it. In any event, notice of any Claim shall be made no later than the day on which one-half of the term provided by applicable law to defend such Claim has lapsed;

(ii) If the indemnifying party, within a reasonable time after notice of any such Claim, fails to defend the indemnified party against which such Claim has been asserted, the indemnified party shall (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such Claim on behalf of and for the account and risk of the indemnifying party subject to the right of the indemnifying party to assume the defense of such Claim at any time prior to settlement, compromise or final determination thereof; and

(iii) Anything in this Article XI to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect the indemnified party other than as a result of money damages or other money payments, the indemnified party shall have the right, at its own cost and expense, to defend, compromise or settle such Claim; provided, however, that if such Claim is settled without the indemnifying party’s consent, the indemnified party shall be deemed to have waived all rights hereunder against the indemnifying party for money damages arising out of such Claim, and (ii) the indemnifying party shall not, without the written consent of the indemnified party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party a release from all liability in respect to such Claim.

(b) With respect to any Buyer Indemnified Claim for which indemnification is requested by DESC or any of the JV Entities from any of the Hayes Entities or any Seller Indemnified Claim for which indemnification is requested by any of the Hayes Entities from DESC or any of the JV Entities, the indemnified party shall deliver a notice of such Claim with reasonable promptness to the indemnifying party. If the indemnifying party notifies the indemnified party that it does not dispute the Claim described in such notice or fails to notify the indemnified party within 20 calendar days after delivery of such notice by the indemnified party whether the indemnifying party disputes the Claim described in such notice, the amount claimed in the indemnified party’s notice will be conclusively deemed a liability of the indemnifying party and the indemnifying party shall be required to satisfy the amount of such claim in full. If the indemnifying party has timely disputed its liability with respect to such claim, an officer or representative of the indemnifying party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through the negotiations of such individuals within 20 calendar days after the delivery of the indemnified party’s notice of such claim, such dispute shall be resolved fully and finally in New York, New York by an arbitration governed by the Rules of Arbitration of the International Chamber of Commerce. The arbitration panel shall be composed of three arbitrators, with one arbitrator being selected by the Hayes Entities, one arbitrator being selected by DESC and the JV Entities and the third arbitrator being selected by the other two arbitrators. The arbitration panel shall resolve the dispute within 30 calendar days after selection and judgment upon the award rendered by such arbitration panel shall be deemed final and binding on the parties and may be entered in any court of competent jurisdiction. The party whose determination of the payment amount in dispute is furthest from the amount determined by the arbitration panel shall bear its own costs and expenses of such arbitration, the fees and expenses of the arbitration panel and the out-of-pocket costs and expenses (including legal fees) of the other party thereto.

11.07 Exclusive Remedies. From and after the Closing, the indemnification provisions of this Article XI shall be the sole and exclusive remedies of the parties hereto for any breach of the representations and warranties, or the nonperformance of any covenants or agreements, herein or in any of the Transaction Documents, in each case other than the License Agreement and the Transition Services Agreement, provided that, nothing in Sections 11.03 through Section 11.07 shall apply to, modify, or have any bearing on:

(i) any nonperformance of any covenants or agreements set forth in Section 2.05,

(ii) any nonperformance of any covenants of any of the Hayes Entities (including without limitation, any indemnities provided by the Hayes Entities in favor of DESC and the JV Entities) set forth in Sections 2.10(b) and (c),

(iii) any nonperformance of any covenants or agreements set forth in (A) the second sentence of Section 3.04(c), (B) Section 3.04(e), or (C) Section 3.04(f).

(iv) the rights and obligations of the parties hereto set forth in Sections 7.02 and 7.03, and

(v) any nonperformance of any covenants or agreements set forth in Section 7.07.

XII. MISCELLANEOUS

12.01 Further Assurances. From time to time after the Closing Date, at the request of the other parties hereto and at the expense of the parties so requesting, DESC, the JV Entities and the Hayes Entities shall each execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

12.02 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, by mail (certified or registered mail, return receipt requested) or by facsimile transmission (receipt of which is confirmed):

(a)	If to DESC or the JV Entities, to

DESC Automotriz, S.A. de C.V.

Paseo de los Tamarindos

400-B, piso 30

Bosques de las Lomas

C.P. 05120, Mexico, D.F.

Attention: Ramon F. Estrada Rivero

with a copy to:

Cleary, Gottlieb, Steen & Hamilton

One Liberty Plaza

New York, New York 10006

Attention: Ana Demel, Esq.

(b)	If to the Hayes Entities, to:

Hayes Lemmerz International, Inc.

15300 Centennial Drive

Northville, Michigan 48167

Attention John Salvette

with copies to:

Hayes Lemmerz International, Inc.

15300 Centennial Drive

Northville, Michigan 48167

Attention Patrick C. Cauley, Esq.

and:

Skadden, Arps, Slate, Meagher & Flom LLP

One Rodney Square

Wilmington, Delaware 19801

Fax: (302) 651-3001

Attention: Robert Pincus, Esq.

or to such other Person or address as any party shall specify by notice in writing to the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date on which so hand-delivered, on the third business day following the date on which so mailed and on the date on which faxed and confirmed, except for a notice of change of address, which shall be effective only upon receipt thereof.

12.03 Entire Agreement. The Transaction Documents contain the entire understanding of the parties hereto with respect to their subject matter. The Transaction Documents supersede all prior agreements and understandings, oral and written, among the parties hereto, with respect to their subject matter (other than the confidentiality provisions of the Letter of Intent), including but not limited to the Shareholders Agreement and the Marketing and License Agreements, notwithstanding any provisions in such agreements that survive the termination of such agreements pursuant to the terms thereof (which such provisions are, for the avoidance of doubt, deemed to have no legal force or effect). For the purposes of this Section 12.03, “Transaction Documents” refers to this Agreement, the Disclosure Schedule, the Hayes Disclosure Schedule, the Buyer Related Instruments, the Seller Related Instruments and the exhibits, schedules and annexes hereto and thereto and which form a part hereof and thereof (including, without limitation, the confidentiality provisions referred to in Section 6.02), and the confidentiality provisions of the Letter of Intent.

12.04 Severability. Should any provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by law.

12.05 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, successors and permitted assigns, but except as contemplated herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, by DESC, or any of the JV Entities or by any of the Hayes Entities without the prior written consent of the other parties hereto.

12.06 Joint and Several Liability. Each of DESC and the JV Entities shall be jointly and severally liable for any obligation of any of DESC or the JV Entities pursuant to this Agreement, and each of the Hayes Entities shall be jointly and severally liable for any obligation of any of the Hayes Entities, in each case pursuant to this Agreement.

12.07 Third-Party Beneficiaries. This Agreement is not intended and shall not be deemed to confer upon or give any Person except the parties hereto and their respective successors and permitted assigns any remedy, claim, liability, reimbursement, cause of action or other right under or by reason of this Agreement.

12.08 Counterparts. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.09 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, the word “including” shall mean “including without limitation,” whether or not so stated.

12.10 Sections, Schedules, and Exhibits. References herein to “Sections”, “Schedules”, “Exhibits” and “subsections” shall be to Sections, Schedules, Exhibits, and subsections, respectively, of this Agreement unless otherwise specifically provided. Any disclosure with respect to a Section or Schedule of this Agreement shall be deemed to be disclosure for other Sections and Schedules of this Agreement to the extent that it is reasonably apparent from a reading of such disclosure item that it would also qualify or apply to such other Sections or Schedules.

12.11 Governing Law. This Agreement shall be governed by the laws of the State of New York, without regard to the principles of conflicts of law thereof. Except as provided in

Section 7.03 or Section 11.06, any dispute arising under this Agreement shall be adjudicated exclusively in the United States District Court for the Southern District of New York or the state courts of the State of New York situated in the City of New York, and each of the Hayes Entities, DESC and the JV Entities hereby irrevocably consents to such courts’ personal jurisdiction over it.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

[SIGNATURE PAGES FOLLOW]

DESC AUTOMOTRIZ, S.A. DE C.V.

By:
Name:
Title:

HAYES WHEELS DE MEXICO, S.A. DE C.V.

By:
Name:
Title:

HAYES WHEELS ALUMINIO, S.A. DE C.V.

By:
Name:
Title:

INMOBILIARIA EL PUENTE, S.A. DE C.V.

By:
Name:
Title:

By:
Name:
Title:

HAYES WHEELS ACERO, S.A. DE C.V.

By:
Name:
Title:

ADMINISTRACION Y CONTROL HAYES, S.A. DE C.V.

By:
Name:
Title:

HAYES LEMMERZ INTERNATIONAL, INC.

By:
Name:
Title:

HAYES LEMMERZ INTERNATIONAL-MEXICO, INC.

By:
Name:
Title:

HAYES LEMMERZ ALUMINIO, S. DE R.L. DE C.V.

By:
Name:
Title: